                           OFFER TO PURCHASE FOR CASH
                   ALL THE OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                            NEWPOWER HOLDINGS, INC.
                                       AT

                              $1.05 NET PER SHARE
                                       BY

                        WINDSOR ACQUISITION CORPORATION
                     AN INDIRECT WHOLLY OWNED SUBSIDIARY OF

                                  CENTRICA PLC
                          ---------------------------
              THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00
              MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, MARCH 28,
                       2002, WHICH DATE MAY BE EXTENDED.
                          ---------------------------
THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE "SHARES") OF NEWPOWER HOLDINGS, INC. ("NEWPOWER" OR THE "COMPANY") WHICH, TOGETHER WITH ANY SHARES OWNED BY PARENT AND PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS, ASSUMING THE EXERCISE OF ALL OPTIONS, WARRANTS AND OTHER RIGHTS TO PURCHASE SHARES THAT HAVE AN EXERCISE PRICE EQUAL OR LESS THAN THE OFFER PRICE AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, (THE "MINIMUM CONDITION"); (II) THE EXPIRATION OR TERMINATION OF ANY REQUISITE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE MERGER DESCRIBED IN THIS OFFER TO PURCHASE (THE "HSR CONDITION");
(III) THE RECEIPT OF OTHER REQUISITE GOVERNMENTAL APPROVALS, INCLUDING OF THE FEDERAL ENERGY REGULATORY COMMISSION (THE "REGULATORY APPROVAL CONDITION"); (IV) THE APPROVAL OF THE BANKRUPTCY COURT (THE "BANKRUPTCY COURT") OVERSEEING THE CHAPTER 11 BANKRUPTCY PROCEEDINGS OF ENRON CORP. ("ENRON") AND CERTAIN OF ITS AFFILIATES OF CERTAIN AGREEMENTS BETWEEN NEWPOWER AND ENRON AND CERTAIN OF ITS AFFILIATES RELATING TO THE SETTLEMENT IN FULL OF OBLIGATIONS AND RIGHTS BETWEEN NEWPOWER AND ENRON AND THESE AFFILIATES WITH RESPECT TO COMMODITIES AND TRADING CONTRACTS BETWEEN THESE PARTIES, THE TERMINATION OF OTHER CONTRACTUAL OBLIGATIONS BETWEEN THESE PARTIES, AND THE APPROVAL OF A TENDER AGREEMENT BETWEEN PARENT, NEWPOWER AND ENRON AND CERTAIN OF ITS AFFILIATES PURSUANT TO WHICH ENRON AND CERTAIN OF ITS AFFILIATES HAVE AGREED TO TENDER SHARES (THE "BANKRUPTCY APPROVAL CONDITION") AND (V) THE ISSUANCE OF AN INJUNCTION BY THE BANKRUPTCY COURT ENJOINING ANY PERSON FROM SEEKING FROM THE COMPANY OR ANY OF ITS SUBSIDIARIES ANY PAYMENT IN RESPECT OF OR CONTRIBUTION FOR ANY LIABILITIES OR OBLIGATIONS ARISING OUT OF OR RELATING PRIMARILY TO THE CONDUCT BY ENRON AND CERTAIN OF ITS AFFILIATES OF THEIR RESPECTIVE BUSINESSES OR THE OWNERSHIP OR THE OPERATION THEREOF (THE "INJUNCTION CONDITION"). THE CONSUMMATION OF THIS OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE
SECTION 13.
                          ---------------------------
THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 22, 2002 (THE "MERGER AGREEMENT"), BY AND AMONG CENTRICA PLC, WINDSOR ACQUISITION CORPORATION AND NEWPOWER.

THE BOARD OF DIRECTORS OF NEWPOWER, BY VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS OF NEWPOWER HELD ON FEBRUARY 19, 2002, DETERMINED THAT IT IS IN THE BEST INTEREST OF NEWPOWER'S STOCKHOLDERS THAT NEWPOWER ENTER INTO THE MERGER AGREEMENT AND CONSUMMATE THE OFFER AND THE MERGER ON THE TERMS SET FORTH THEREIN, AND APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT NEWPOWER'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                          ---------------------------
                                   IMPORTANT

Any stockholder desiring to tender all or any portion of such stockholder's Shares should (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, including any required signature guarantees, and mail or deliver the Letter of Transmittal or such facsimile with such stockholder's certificate(s) for the tendered Shares and any other required documents to the Depositary (as defined in this Offer to Purchase), (2) follow the procedure for book-entry tender of Shares set forth in Section 3 or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender Shares so registered.

A stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3.

Questions and requests for assistance may be directed to the Information Agent (as defined in this Offer to Purchase) or to the Dealer Manager (as defined in this Offer to Purchase) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. Stockholders may also contact their broker dealer, commercial bank, trust company or other nominee.
                          ---------------------------
                      The Dealer Manager for the Offer is:
                                 MORGAN STANLEY
March 1, 2002

                               SUMMARY TERM SHEET

     This summary highlights important and material information from this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this document and for a more complete description of its terms, you should read carefully this entire Offer to Purchase, documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal (which together, as amended and supplemented, constitute the offer). We have included section references to direct you to a more complete description of the topics contained in this summary.

 --   WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is Windsor Acquisition Corporation. We are a Delaware corporation formed for the purpose of making a tender offer for all the shares of common stock of NewPower Holdings, Inc. as described in this document. We are an indirect wholly owned subsidiary of Centrica plc, a public limited company organized under the laws of England and Wales. See Section 9 of this document for further information about us and Centrica plc.

 --   WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are offering to buy all of the outstanding shares of Common Stock of NewPower Holdings, Inc. For information about the conditions to which the offer is subject, see Section 13 of this document.

 -- HOW MUCH IS WINDSOR ACQUISITION CORPORATION OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $1.05 per share in cash, subject to possible adjustment based on certain changes in the commodity price curves for electricity and natural gas, for each share of common stock of NewPower Holdings, Inc. See Section 1 of this document for information about the terms of the offer.

 -- WHAT IF THE PRICE CHANGES FROM $1.05 PER SHARE BASED ON THE PURCHASE PRICE ADJUSTMENT?

     If the purchase price adjustment provisions result in any change in the $1.05 offer price, we will announce the revised offer price together with NewPower at least ten business days before the final expiration date of the offer. During that time you will be able to withdraw any shares previously tendered or tender any shares not then tendered.

 -- WILL THE OFFER BE EXTENDED EVEN IF THE OFFER PRICE OF $1.05 PER SHARE IS NOT ADJUSTED?

     The offer will not be extended if there is no change in the offer price at the time when all the other conditions to the offer are satisfied or waived.

 -- DOES WINDSOR ACQUISITION CORPORATION HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Yes.

 --   WHAT DOES MY BOARD OF DIRECTORS THINK OF THE OFFER?

     THE BOARD OF DIRECTORS OF NEWPOWER, BY VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS OF NEWPOWER HELD ON FEBRUARY 19, 2002, DETERMINED THAT IT IS IN THE BEST INTEREST OF NEWPOWER'S STOCKHOLDERS THAT NEWPOWER ENTER INTO THE MERGER AGREEMENT AND CONSUMMATE THE OFFER AND THE MERGER ON THE TERMS SET FORTH THEREIN, AND APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE MERGER AGREEMENT. THE

BOARD OF DIRECTORS RECOMMENDS THAT NEWPOWER'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

 -- HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER MY SHARES IN THE INITIAL OFFERING PERIOD?

     You may tender your shares into the offer until 12:00 midnight, New York City time, on Thursday, March 28, 2002, which is the scheduled expiration date of the offering period, unless we elect to extend the offering period or provide a subsequent offering period. See Section 3 of this document for information about tendering your shares.

 -- CAN THE OFFER BE EXTENDED, AND HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     Yes. We may elect to extend the offer for not more than an additional ten business days each time if any of the conditions to the offer described in this document are not satisfied on any scheduled expiration date of the offer. In addition, we may extend the offer for any period required by any governmental entity. We can do so by issuing a press release no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled expiration date of the offer stating the extended expiration date and the appropriate number of shares tendered to date. See Section 1 of this document for more information about extension of the offer.

 --   WILL THERE BE A SUBSEQUENT OFFERING PERIOD?

     Following the satisfaction of all the conditions to the offer and the acceptance of and payment for all the shares tendered during the offering period, we may elect to provide a subsequent offering period, during which time stockholders whose shares have not been accepted may tender, but not withdraw, their shares and receive the offer consideration. We are not permitted under federal securities laws to provide a subsequent offering period of less than three or more than twenty business days. See Sections 1 and 4 of this document for more information regarding any subsequent offering period.

 --   WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The offer is conditioned upon, among other things, (i) satisfaction of the minimum tender condition, which requires there being validly tendered, and not withdrawn, a majority of the outstanding shares of NewPower calculated on an adjusted fully diluted basis (assuming the exercise of all options, warrants and other rights to purchase Shares that have an exercise price equal or less than the Offer Price), (ii) the expiration or termination of the applicable waiting period under United States federal antitrust laws, (iii) the receipt of other requisite governmental approvals, including of the Federal Energy Regulatory Commission, (iv) the approval of the bankruptcy court overseeing the Chapter 11 bankruptcy proceedings of Enron of certain agreements between NewPower and Enron relating to the settlement in full of obligations and rights between NewPower and Enron with respect to commodities and trading contracts between them, the termination of other contractual obligations between them, and the approval of a tender agreement between Centrica, NewPower and Enron pursuant to which Enron has agreed to tender shares, and (v) the issuance of an injunction by the bankruptcy court enjoining any person from seeking from NewPower any payment in respect of or contribution for any liabilities or obligations arising out of or relating primarily to the conduct by Enron and its affiliates of their respective businesses or the ownership or the operation thereof. For a complete description of all the conditions to which the offer is subject, see Section 13 of this document.

 --   HOW DO I TENDER MY SHARES?

     If you hold the certificates for your shares, you should complete the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates, and send them to the Depositary at the address listed on the back cover of this document. If your broker holds your shares for you in "street name" you must instruct your broker to tender your shares on your behalf. In any case, the Depositary must receive all required documents prior to Midnight, New York City time, on Thursday, March 28, 2002, which is the expiration date of the offer, unless we elect to extend the offer. If you cannot comply with any of these procedures, you still may be able to tender your shares by using the guaranteed delivery procedures described in this document. See Section 3 of this document for more information on the procedures for tendering your shares.

 --   UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     The tender of your shares may be withdrawn at any time prior to the expiration date of the offer. There will be no withdrawal rights during any subsequent offering period. See Section 4 of this document for more information.

 --   HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You (or your broker or bank if your shares were held in "street name") must notify the Depositary at the address and telephone number listed on the back cover of this document, and the notice must include the name of the stockholder that tendered the shares, the number of shares to be withdrawn and the name in which the tendered shares are registered. For complete information about the procedures for withdrawing your previously tendered shares, see Section 4 of this document.

 -- IF WE CONSUMMATE THE TENDER OFFER, WHAT ARE OUR PLANS WITH RESPECT TO ALL THE SHARES THAT ARE NOT TENDERED IN THE OFFER?

     If we consummate the tender offer, we intend to cause a merger to occur between us and NewPower in which any remaining stockholders who have not previously tendered (and not withdrawn) their shares will also receive the offer price, as it may be adjusted in accordance with the terms of the offer, in cash subject to their right to dissent and demand the fair cash value of their shares. If the minimum tender condition is not satisfied, we do not presently intend to acquire any shares.

 --   IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     The purchase of shares by us will reduce the number of shares that might otherwise trade publicly and may reduce the number of holders of shares, which could adversely affect the liquidity and market value of the remaining shares held by the public. The shares may also cease to be listed on the New York Stock Exchange. Also, NewPower may cease making filings with the SEC or may otherwise cease being required to comply with the SEC's rules relating to publicly held companies. As soon as possible, and in any event immediately following our merger with and into NewPower, Centrica intends to cause the shares of NewPower to cease to be quoted on the NYSE and cease to be registered under the Securities Exchange Act of 1934, as amended. See Section 7 of this document for complete information about the effect of the offer on your shares.

 --   WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On February 19, 2002, the last full trading day prior to the public announcement that Centrica and NewPower were in discussions regarding a possible tender offer, the reported closing price of the shares on the New York Stock Exchange was $0.65 per share. On February 28, 2002, the last full trading day for which prices were available before the commencement of the offer, the closing price of the shares was $0.83 per share. You should obtain a recent market quotation for your shares in deciding whether to tender them. See Section 6 of this document for recent high and low sales prices for the shares.

 --   WHO IS RESPONSIBLE FOR THE PAYMENT OF STOCK TRANSFER TAXES AND BROKERAGE
      FEES?

     Stockholders of record who tender shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of the shares by us pursuant to the offer. If you hold your shares through a broker, bank or other nominee you should check with such institution as to whether they charge any service fees.

 --   IS MY SALE OF SHARES IN THE TENDER OFFER A TAXABLE TRANSACTION?

     For most stockholders, yes. In general, stockholders who are United States persons will recognize gain or loss for United States federal income tax purposes equal to the difference between the adjusted basis of the shares sold or exchanged and the amount of cash received therefor. See Section 5 of this document for details.

 --   WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     If you have any questions you should contact the Dealer Manager at (212) 761-8292 or the Information Agent, D.F. King & Co., Inc. at (Banks and Brokers)
(212) 269-5550 (call collect) or (all others call toll free) (800) 755-3105. See the back cover of this offer to purchase.

                               TABLE OF CONTENTS

                          SECTION                             PAGE
------------------------------------------------------------  ----
SUMMARY TERM SHEET..........................................    i
Introduction................................................    1
 1.  Terms of the Offer.....................................    3
 2.  Acceptance for Payment and Payment for Shares..........    5
 3.  Procedure for Tendering Shares.........................    6
 4.  Rights of Withdrawal...................................    9
 5.  Certain Federal Income Tax Consequences of the Offer...    9
 6.  Price Range of the Shares..............................   10
 7.  Effect of the Offer on the Market for the Shares; Stock
     Quotation, Margin Regulations and Exchange Act
     Registration...........................................   11
 8.  Certain Information Concerning NewPower................   12
 9.  Certain Information Concerning Parent and Purchaser....   14
10.  Background of the Offer; Contacts with the Company.....   14
11.  Purpose of the Offer; Plans for the Company; the
     Merger; the Tender Agreements; the Enron Agreements....   17
12.  Source and Amount of Funds.............................   26
13.  Certain Conditions of the Offer........................   26
14.  Certain Legal Matters..................................   29
15.  Fees and Expenses......................................   31
16.  Miscellaneous..........................................   32
Schedule A   Information Concerning the Directors and
             Executive Officers of Parent and Purchaser.....  A-1

TO THE HOLDERS OF SHARES OF COMMON STOCK OF
NEWPOWER HOLDINGS, INC.:

                                  INTRODUCTION

     Windsor Acquisition Corporation, a Delaware corporation ("Purchaser") and an indirect wholly owned subsidiary of Centrica plc, a public limited company organized under the laws of England and Wales ("Centrica" or "Parent"), hereby offers to purchase all of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of NewPower Holdings, Inc., a Delaware corporation ("NewPower" or the "Company"), at $1.05 per Share, subject to possible adjustment as set forth in the Merger Agreement (as defined below), net to the seller in cash (the "Offer Price"), without interest thereon upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer"). Tendering stockholders who are record holders of their Shares and tender directly to The Bank of New York (the "Depositary") will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank or other nominee should consult such institution as to whether it charges any service fees. Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated ("Morgan Stanley" or the "Dealer Manager"), the Depositary and D.F. King & Co., Inc. incurred in connection with the Offer (the "Information Agent").

     THE BOARD OF DIRECTORS OF NEWPOWER, BY VOTE OF THE DIRECTORS PRESENT AT A MEETING OF THE BOARD OF DIRECTORS OF NEWPOWER HELD ON FEBRUARY 19, 2002, DETERMINED THAT IT IS IN THE BEST INTEREST OF NEWPOWER'S STOCKHOLDERS THAT NEWPOWER ENTER INTO THE MERGER AGREEMENT AND CONSUMMATE THE OFFER AND THE MERGER ON THE TERMS SET FORTH THEREIN, AND APPROVED AND DECLARED ADVISABLE THE OFFER, THE MERGER AND THE MERGER AGREEMENT. THE BOARD OF DIRECTORS RECOMMENDS THAT NEWPOWER'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     The Offer is being made pursuant to an agreement and plan of merger (the "Merger Agreement") dated as of February 22, 2002, among the Company, Parent and Purchaser, pursuant to which, after the completion of the Offer and on the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined below) in accordance with the Delaware General Corporation Law (the "DGCL"), Purchaser will be merged with and into the Company and the separate existence of Purchaser shall thereupon cease (the "Merger"). The Company shall continue its existence under the laws of the State of Delaware. As a result of the Merger, the Company (sometimes referred to in this Offer to Purchase as the "Surviving Corporation") will become an indirect wholly-owned subsidiary of Parent.

     The Merger shall become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such subsequent time or date as Parent and the Company shall agree and specify in the certificate of merger. The time at which the Merger becomes effective is referred to in this document as the "Effective Time". In the Merger, each issued and outstanding Share (other than Shares owned by the Company in treasury, owned by Parent, Purchaser or any other subsidiary of Parent (collectively, the "Purchaser Companies") or Shares, if any, that are held by any stockholder who is entitled to and who properly demands appraisal of such Shares pursuant to and who complies in all respects with, the provisions of Section 262 of the DGCL ("Dissenting Stockholders") immediately prior to the Effective Time) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from the Surviving Corporation in cash, without interest, the Offer Price.

     Credit Suisse First Boston Corporation ("CSFB"), financial advisor to the Company, has delivered to the board of directors of the Company its opinion, dated February 19, 2002 (the "Financial Advisor Opinion"), to the effect that, as of such date, and based on and subject to the matters set forth therein, the cash consideration to be received by the holders of Shares (other than Parent and its affiliates) pursuant to the Offer and the Merger is fair, from a financial point of view. A copy of the Financial Advisor Opinion, which sets forth the assumptions made, procedures followed, matters considered and limits on the review undertaken, is attached as Annex II to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9"), which has been filed by the Company with the Securities and Exchange Commission (the "SEC") in connection with the Offer and which is being mailed to stockholders herewith. Stockholders are urged to, and should, read the Financial Advisor Opinion carefully and in its entirety.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES WHICH TOGETHER WITH ANY SHARES OWNED BY PARENT AND PURCHASER, REPRESENT AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OPTIONS, WARRANTS AND OTHER RIGHTS TO PURCHASE SHARES THAT HAVE AN EXERCISE PRICE EQUAL OR LESS THAN THE OFFER PRICE) AS OF THE DATE THE SHARES ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER (THE "MINIMUM CONDITION"),
(II) THE EXPIRATION OR TERMINATION OF ANY REQUISITE WAITING PERIOD UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, APPLICABLE TO THE PURCHASE OF SHARES PURSUANT TO THE OFFER AND THE MERGER DESCRIBED IN THIS OFFER TO PURCHASE (THE "HSR CONDITION"); (III) THE RECEIPT OF OTHER REQUISITE GOVERNMENTAL APPROVALS, INCLUDING OF THE FEDERAL ENERGY REGULATORY COMMISSION (THE "REGULATORY APPROVAL CONDITION"), (IV) THE APPROVAL OF THE BANKRUPTCY COURT ("THE BANKRUPTCY COURT") OVERSEEING THE CHAPTER 11 BANKRUPTCY PROCEEDINGS OF ENRON CORP. ("ENRON") AND CERTAIN OF ITS AFFILIATES OF CERTAIN AGREEMENTS BETWEEN NEWPOWER AND ENRON AND CERTAIN OF ITS AFFILIATES RELATING TO THE SETTLEMENT IN FULL OF OBLIGATIONS AND RIGHTS BETWEEN NEWPOWER AND ENRON AND THESE AFFILIATES WITH RESPECT TO COMMODITIES AND TRADING CONTRACTS BETWEEN THESE PARTIES, AND THE TERMINATION OF OTHER CONTRACTUAL OBLIGATIONS BETWEEN THESE PARTIES, THE APPROVAL OF A TENDER AGREEMENT BETWEEN PARENT, NEWPOWER AND ENRON AND CERTAIN OF ITS AFFILIATES PURSUANT TO WHICH ENRON AND CERTAIN OF ITS AFFILIATES HAVE AGREED TO TENDER SHARES (THE "BANKRUPTCY APPROVAL CONDITION") AND (V) THE ISSUANCE OF AN INJUNCTION BY THE BANKRUPTCY COURT ENJOINING ANY PERSON FROM SEEKING FROM THE COMPANY OR ANY OF ITS SUBSIDIARIES ANY PAYMENT IN RESPECT OF OR CONTRIBUTION FOR ANY LIABILITIES OR OBLIGATIONS ARISING OUT OF OR RELATING PRIMARILY TO THE CONDUCT BY ENRON AND CERTAIN OF ITS AFFILIATES OF THEIR RESPECTIVE BUSINESSES OR THE OWNERSHIP OR THE OPERATION THEREOF (THE "INJUNCTION CONDITION"). THE CONSUMMATION OF THIS OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS DESCRIBED IN THIS OFFER TO PURCHASE. SEE SECTION 13.

     ACCORDING TO THE COMPANY, AS OF FEBRUARY 1, 2002 THERE WERE 62,866,568 SHARES OUTSTANDING; THERE WERE 16,892,917 SHARES SUBJECT TO ISSUANCE UNDER THEN CURRENT OUTSTANDING STOCK OPTIONS PURSUANT TO THE COMPANY'S STOCK OPTION AND INCENTIVE PLANS OF WHICH 15,000 HAVE AN EXERCISE PRICE OF $0.74 PER SHARE, 75,000 HAVE AN EXERCISE PRICE OF $0.96 PER SHARE AND 3,291,000 HAVE AN EXERCISE PRICE OF $1.17 PER SHARE AND THERE WERE NO OTHER OPTIONS WITH AN EXERCISE PRICE OF $1.30 PER SHARE OR LESS; THERE WERE 64,419,200 SHARES SUBJECT TO ISSUANCE UPON EXERCISE OF OUTSTANDING CLASS A WARRANTS OF THE COMPANY (THE "CLASS A WARRANTS"); THERE WERE NOT MORE THAN 23,809 SHARES SUBJECT TO ISSUANCE UPON VESTING OF RESTRICTED STOCK UNDER THE COMPANY'S 2000 STOCK PLAN AND THERE WERE 5,587 SHARES OWNED BY THE COMPANY OR IN SUBSIDIARIES. Based on this information, assuming the Offer Price will not be adjusted, the Minimum Condition would be satisfied if at least approximately 63,687,885 Shares are tendered prior to the Expiration Date (as defined in Section 1). The officers and directors of the Company have informed Purchaser that they intend to tender the 2,894,995 Shares held by them, although, except for those directors and officers who executed tender agreements, they have no contractual obligation to do so. Simultaneously with entering into the Merger Agreement, Parent entered into a tender agreement (the "Enron Tender Agreement") with Enron and certain of its affiliates (the "Enron Parties") pursuant to which the Enron Parties have agreed to tender the 55,784,600 Shares, (including Shares issuable upon the exercise of Class A Warrants) held by them (the

"Enron Shares"). The Enron Tender Agreement is subject to approval of the Bankruptcy Court. In addition, Parent also entered into a tender agreement (the "DLJ Tender Agreement") with DLJ Banking Partners II, L.P. and certain of its affiliates (the "DLJ Parties") pursuant to which these parties have agreed to tender the 9,644,083 Shares (including Shares issuable upon the exercise of Class A Warrants) held by them (the "DLJ Shares"). Parent also entered into identical Tender Agreements (the "Additional Tender Agreements") with certain directors and officers of the Company and other stockholders of the Company. The Additional Tender Agreements relate to 21,429,097 Shares (including Shares issuable upon the exercise of Class A Warrants) held by those directors, officers and other stockholders (the "Additional Shares" and together with the Enron Shares and the DLJ Shares, the "Tender Shares"), the Tender Shares in the aggregate represent approximately 68.19% of the Company's Shares on a fully diluted basis. See "--Tender Agreements" in Section 11.

     THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

1.  TERMS OF THE OFFER.

     Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 13 (the "Offer Conditions") and if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered on or prior to the Expiration Date (as defined in this Offer to Purchase) and not withdrawn as permitted by Section 4. The term "Expiration Date" means 12:00 Midnight, New York City time, on Thursday, March 28, 2002, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period from the date hereof until 12:00 Midnight, New York City time, Thursday, March 28, 2002, as such period may be extended is referred to as the "Offering Period".

     Subject to the terms of the Merger Agreement (see Section 11) and applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. See Section 4. Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Securities and Exchange Act of 1934, as amended (the "Exchange Act") (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion (subject to the Merger Agreement), terminate or amend the Offer if the Minimum Condition, the HSR Condition, the Regulatory Approval Condition, the Bankruptcy Approval Condition or the Injunction Condition are not satisfied or otherwise on the occurrence of any of the other events specified in Section 13 which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares. Pursuant to the Merger Agreement, Purchaser also reserves the right to waive any condition to the Offer or modify the terms of the Offer, except that, without the prior consent of the Company (unless the Company takes any actions permitted to be taken pursuant to the proviso set forth in Section 11, "--Acquisition Proposals" below), Purchaser will not (i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer except as set forth in the next paragraph, (iv) modify or add to the Offer Conditions, (v) except as described below, extend the Offer, or (vi) change the form of consideration payable in the Offer.

     The Offer Price will be adjusted on the first date (the "Determination Date") that all conditions to the Offer, other than clause (j) set forth in
Section 13 of this document are satisfied, based on changes in the price curves for electricity and natural gas between the signing of the Merger Agreement and the Determination Date to offset changes in the value of the Company's contract portfolio. The adjustment mechanism is described in, and shall be made in accordance with, the formula (the "Formula") set forth on Schedule 1.1 to the Merger Agreement. There will be no adjustment of the Offer Price if based on the Formula, changes in the price curves for electricity and natural gas would result in an up or down movement of the Offer Price by $0.065 or less. If the changes in the price curves for electricity and natural gas change by more than $0.065, the Offer Price will be adjusted in accordance with the Formula. The Offer Price shall be so adjusted no more than once. If the Offer Price as adjusted is less than $0.80, the Company shall have the right to give Parent and Purchaser irrevocable written notice on the Determination Date terminating the Merger Agreement, and the Merger Agreement shall terminate and the Offer and the Merger will be abandoned at 5:00 p.m. New York City time on the business day after such notice unless Parent and Purchaser agree in writing prior to such time that the Offer Price shall be $0.80, notwithstanding the adjustment. If the Offer Price as adjusted is more than $1.30, Parent and Purchaser shall have a right to give the Company irrevocable written notice on the Determination Date terminating the Merger Agreement and the Merger Agreement shall terminate and the Offer and the Merger will be abandoned at 5:00 p.m. New York City time on the business day after such notice unless the Company shall agree in writing prior to such time that the Offer Price shall be $1.30, notwithstanding the adjustment. If the Offer Price shall be adjusted as described in this paragraph, Purchaser shall extend the Offer so that it expires on the tenth business day after the Determination Date, but in no event shall Purchaser be obligated to further extend the Offer if any condition to the Offer that was satisfied on the Determination Date is not satisfied at the Expiration Date.

     Notwithstanding the foregoing, Purchaser may (but shall not be obligated to, except as may be required in the case of an adjustment to the Offer Price as described above), without the consent of the Company, (i) extend the Offer for one or more periods of time (which, without the consent of the Company, shall not exceed ten days per extension), if at the then Expiration Date of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived, (ii) extend the Offer for any period required by any order, decree or rating of, or any rule, regulation, interpretation or position of any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, domestic or foreign (a "Governmental Entity") applicable to the Offer or (iii) provide for a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act. Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will purchase, all Shares validly tendered and not withdrawn promptly after the expiration of the Offering Period. If Purchaser elects to provide a Subsequent Offering Period (as defined below), it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares which it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

     Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     Purchaser may elect, in its sole discretion, to provide a subsequent offering period of 3 to 20 business days (the "Subsequent Offering Period") following its acceptance for payment of Shares in the Offer. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday, or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. A Subsequent Offering Period, if one is provided, is not an extension of the Offering Period. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offering Period, in which stockholders may tender Shares not tendered during the Offering Period. If Purchaser decides to provide for a Subsequent Offering Period, Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day. Purchaser will announce the approximate number and percentage of the Shares deposited as of the expiration of the Offering Period no later than 9:00 a.m., New York City time, on the next business day following the expiration of the Offering Period, and such securities will be immediately accepted and promptly purchased. All Offer Conditions must be satisfied or waived prior to the commencement of any Subsequent Offering Period.

     In the event that Purchaser waives any condition set forth in Section 13, the SEC may, if the waiver is deemed to constitute a material change to the information previously provided to the stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver. Purchaser confirms that if it makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, Purchaser will extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act.

     If, during the Offering Period, Purchaser shall decrease the percentage of Shares being sought or increase or decrease the consideration offered to holders of Shares, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if at the time notice of any increase or decrease is first published, sent or given to holders of such Shares, the Offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, the Offer will be extended until the expiration of such ten business day period.

     The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of the Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

     Upon the terms and subject to the conditions of the Offer (including the Offer Conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not withdrawn as promptly as practicable after the expiration of the Offering Period. If there is a Subsequent Offering Period, all Shares validly tendered and not withdrawn during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares validly tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See
Section 13. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), (ii) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), (iii) any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below) and (iv) any other required documents.

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE OFFER PRICE FOR SHARES BE PAID, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained with the Book-Entry Transfer Facility), as soon as practicable following expiration or termination of the Offer.

     Purchaser reserves the right to transfer or assign in whole or in part from time to time to one or more direct or indirect subsidiaries of Parent the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.  PROCEDURE FOR TENDERING SHARES.

     VALID TENDER. To tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, must be received by the Depositary prior to the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase, and (i) certificates for the Shares to be tendered must be received by the Depositary at one of such addresses prior to the Expiration Date, (ii) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent's Message (as defined in this Offer to Purchase) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Date, or (iii) such Shares must be delivered pursuant to the procedures for delivery of Class A Warrants described below, or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below. The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

     BOOK-ENTRY DELIVERY. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to in this Offer to Purchase as a "Book-Entry Confirmation". Delivery of documents to a Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

     TENDER OF SHARES THROUGH DELIVERY OF CLASS A WARRANTS. As a convenience to holders of Class A Warrants to purchase Shares, such holders may tender the Shares for which their Class A Warrants are exercisable through the delivery of certificates representing the Class A Warrants duly completed for exercise assigning all Shares issuable thereunder to Purchaser, directing that an amount equal to the aggregate exercise price of the Class A Warrants be paid from such holders' sales proceeds to the Company and following such other procedures as are set forth in the Letter of Transmittal. To tender Shares through the delivery of certificates representing Class A Warrants pursuant to the Offer,
(a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, including authorization to exercise the Class A Warrants delivered (as if the cash exercise price for the Class A Warrants had been paid) and to deduct the aggregate exercise price of such Class A Warrants from the aggregate amount payable in respect of the Shares for which such Class A Warrants are exercisable and pay such amount to the Company, together with any required signature guarantees, and any other documents required by the Letter of Transmittal, (b) certificates for the Class A Warrants and (c) a completed form of the Election to Exercise (in the form attached to each Class A Warrant as Exhibit A) for each Class A Warrant so delivered, executed by the holder of such Class A Warrant and directing that Shares issued on exercise be registered in the name of Purchaser must all be received by the Depositary prior to the Expiration Date at one of its addresses listed on the back cover of this Offer to Purchase. Holders of Class A Warrants who wish to tender Shares pursuant to procedures for book entry transfer or guaranteed delivery procedures must first exercise their Class A Warrants for Shares. See Instruction 12 of the Letter of Transmittal.

     THE METHOD OF DELIVERY OF SHARES, INCLUDING SHARES REPRESENTED BY CLASS A WARRANTS, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     SIGNATURE GUARANTEES. Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

     GUARANTEED DELIVERY. A stockholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by following all of the procedures set forth below:

          (i)  such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, telex, facsimile transmission, mail or a nationally recognized overnight courier to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     OTHER REQUIREMENTS. Notwithstanding any other provision of this document, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing (or a timely Book-Entry Confirmation with respect to) such Shares into the Book-Entry Transfer Facility, (b) a Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest on the purchase price of the Shares be paid by Purchaser, regardless of any extension of the Offer or any delay in making such payment.

     TENDER CONSTITUTES AN AGREEMENT. The valid tender of Shares (including the tender of Shares through the delivery of Class A Warrants) pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

     APPOINTMENT. By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all non-cash dividends, distributions, rights and other Shares or other securities issued or issuable in respect of such Shares on or after February 22, 2002 (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser deposits the payment for such Shares with the Depositary. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by Purchaser of the Shares tendered in accordance with the terms of the Offer. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Purchaser's designees will, with respect to the Shares (and any and all Distributions) for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of the Company, actions by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's depositing the payment for such Shares with the Depositary, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

     DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

     BACKUP WITHHOLDING.  See Section 5 of this Offer to Purchase.

4.  RIGHTS OF WITHDRAWAL.

     Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 30, 2002. There will be no withdrawal rights during any Subsequent Offering Period for any Shares tendered during the Subsequent Offering Period.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Parent, Purchaser, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 3 at any time prior to the Expiration Date.

     If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, but such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER.

     Sales of Shares (including through the delivery of Class A Warrants) pursuant to the Offer and the exchange of Shares (including through the delivery of Class A Warrants) for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. For Federal income tax purposes, a stockholder whose Shares or Class A Warrants are purchased pursuant to the Offer or who receives cash as a result of the Merger will realize gain or loss equal to the difference between the adjusted basis of the Shares (or Class A Warrants) sold or exchanged and the amount of cash received therefor. Such gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder and will not be long-term capital gain or loss if the stockholder has held the Shares (or Class A Warrants) for more than one year. Long-term capital gain of a non-corporate stockholder is generally subject to a maximum tax rate of 20%.

     BACKUP WITHHOLDING. In order to avoid "backup withholding" of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares (including through the delivery of Class A Warrants) in the Offer must, unless an exemption applies, provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding. In general, all non-corporate stockholders other than foreign stockholders surrendering Shares (including through the delivery of Class A Warrants) pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to Purchaser and the Depositary). Certain stockholders (including, among others, most corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign stockholders should complete and sign the main signature form and the appropriate Form W-8. In general, if you are a foreign stockholder, you must submit to the Depository the appropriate Form W-8 in order to avoid backup withholding. Foreign stockholders should consult their tax advisor in order to properly submit the appropriate Form W-8 to the Depository. See Instruction 8 to the Letter of Transmittal.

     THE INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO STOCKHOLDERS IN SPECIAL SITUATIONS SUCH AS STOCKHOLDERS WHO RECEIVED THEIR SHARES UPON THE EXERCISE OF EMPLOYEE STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND STOCKHOLDERS WHO ARE NOT UNITED STATES PERSONS. STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

6.  PRICE RANGE OF THE SHARES.

     The Shares are listed on the New York Stock Exchange under the symbol "NPW". The following table sets forth, for the calendar quarters indicated, the high and low sales prices for the Shares on the NYSE based on public sources:

                                                                 SALES PRICE
                                                              -----------------
                       CALENDAR YEAR                          HIGH($)    LOW($)
------------------------------------------------------------  -------    ------
2000:
  Fourth Quarter (from October 5, 2000).....................   29.00     4.625
2001:
  First Quarter.............................................  12.063      5.10
  Second Quarter............................................   10.50      5.39
  Third Quarter.............................................    8.85      2.02
  Fourth Quarter............................................    3.05      0.61
2002:
  First Quarter (through February 28, 2002).................    0.95      0.30

     On February 19, 2002, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing price of the Shares on the NYSE was $0.65 per Share. On February 28, 2002, the last full trading day prior to commencement of the Offer, the reported closing price on the NYSE was $0.83 per Share. To date, the Company has never paid a dividend on the Shares. Stockholders are urged to obtain a current market quotation for the Shares.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK QUOTATION, MARGIN REGULATIONS AND EXCHANGE ACT REGISTRATION.

     MARKET FOR SHARES. The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and may reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     STOCK QUOTATION. The Shares are listed on the NYSE. According to the NYSE's published guidelines, the NYSE will consider delisting shares if, among other things, (i) the number of publicly held shares (excluding shares held by officers, directors, their immediate families and other concentrated holders of 10% or more ("NYSE Excluded Holdings")) is less than 600,000 (subject to proportionate reduction if the unit of trading is less than 100 shares), (ii) there are fewer than 400 stockholders (or, if the average trading volume for the most recent 12 months is less than 100,000 shares, fewer than 1,200 stockholders) (iii) the average closing price of a share is less than $1.00 over a consecutive 30-day trading period, or (iv) the aggregate market value of publicly-held Shares (excluding NYSE Excluded Holdings) for a consecutive 30 trading-day period, is less than $15,000,000. According to information furnished to Purchaser by the Company as of the close of business on February 27, 2002, there were 367 holders of record of Shares not including beneficial holders of Shares in street name and there were 62,866,568 Shares outstanding. The Company was informed by the NYSE on January 29, 2002 that the price of the Shares had been less than $1.00 over a consecutive 30-day trading period. The NYSE informed the Company that it will commence suspension and delisting procedures if the Company does not attain both a $1.00 Share price and an $1.00 average Share price over the preceding 30 days at the expiration of a cure period of 6 months commencing with the Company's receipt of the notification.

     If the NYSE were to delist the Shares, the market for the Shares could be adversely affected. It is possible that the Shares would be traded or quoted on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of stockholders and/or the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act and other factors.

     MARGIN REGULATIONS. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve Board (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares. Depending upon factors similar to those described above regarding listing and market quotations, the Shares might no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations in which event the Shares would be ineligible as collateral for margin loans made by brokers.

     EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement to furnish a proxy statement in connection with stockholders' meetings pursuant to
Section 14(a) and the related requirement to furnish an annual report to stockholders, no longer applicable with respect to the Shares. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for listing on the NYSE or for continued inclusion on the Federal Reserve Board's list of "margin securities". Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act and the listing of the Shares on the NYSE will be terminated following completion of the Merger.

8.  CERTAIN INFORMATION CONCERNING NEWPOWER.

     NewPower was incorporated in Delaware in 1999, and became a public company on October 5, 2000. NewPower's principal executive offices are located at One Manhattanville Road, 3rd Floor, Purchase, New York 10577. Through its subsidiary, The New Power Company, it offers gas and electricity to residential and small commercial customers. Set forth below is certain summary consolidated financial information for the Company for the years ended December 31, 2000 and December 31, 1999 as contained in the Company Annual Report on Form 10-K (the "Form 10-K") as well as unaudited financial information in the quarterly period ended September 31, 2001 as contained in the Company's Quarterly Report on Form 10-Q and for the year ended December 31, 2001 as contained in the Company's press release dated February 23, 2002. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operations) and press release and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below. These documents are incorporated by reference in this Offer to Purchase. See "Available Information".

                            NEWPOWER HOLDINGS, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                                            YEARS ENDED
                                                        YEAR ENDED          DECEMBER 31,
                                                       DECEMBER 31,    ----------------------
                                                           2001          2000         1999
                                                       ------------    --------    ----------
                                                       (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA
  Net revenues.......................................     369,928        84,082         7,838
  Cost of sales......................................     375,446        79,820         5,748
  Gross margin.......................................      (5,518)        4,262         2,090
  Operating expenses.................................     230,902*      187,448        27,117
  Operating loss.....................................    (350,974)     (183,186)      (25,027)
  Interest (income) expense..........................     (23,632)      (13,352)           --
  Net (loss).........................................    (327,342)     (169,834)      (25,027)
  Basic and diluted net loss per common share........       (5.53)        (5.53)      (125.14)
BALANCE SHEET DATA
  Current assets.....................................     230,988       553,839       105,182
  Total assets.......................................     362,440       712,342       113,115
  Current liabilities................................     116,628       105,740        11,876
  Stockholders' equity...............................     245,812       606,602       101,239

---------------
* Excludes $114,554 in non-recurring operating expenses.

     Except as otherwise set forth in this Offer to Purchase, the information concerning the Company contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although Parent, Purchaser, the Information Agent and the Dealer Manager have no knowledge that would indicate that any statements contained in this Offer to Purchase based on such documents and records are untrue, Parent, Purchaser, the Information Agent and the Dealer Manager cannot take responsibility for the accuracy or completeness of the information contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent, Purchaser, the Information Agent or the Dealer Manager.

     CERTAIN COMPANY PROJECTIONS. In the course of the discussions between Company management and Parent in December 2001, Parent was provided with certain financial information and projections prepared by Company management. These projections are referred to in this document as the "Company Forecasts". The Company Forecasts indicated (1) estimated revenues of the Company of $686 million for fiscal year 2002, $1,252 million for fiscal year 2003, and $1,583 million for fiscal year 2004, (2) estimated net loss of the Company of $63 million for fiscal year 2002, an estimated net income of $26 million for fiscal year 2003, and $104 million for fiscal year 2004. The projections were based on the assumptions that, among other things, the Company was able to continue to operate on a going concern in all markets in which it currently offers service and market prices and had sufficient resources available to continue to purchase commodity at prevailing market prices. Such assumptions may be incorrect. See "Background of the Offer; Contacts with the Company". These projections should be read together with the financial statements of the Company that can be obtained from the SEC as described above.

     CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS: Certain matters discussed herein, including without limitation, the projections set forth above, are forward-looking statements that involve risks and uncertainties. The Company Forecasts are included in this Offer to Purchase solely because such information was provided to Parent during the course of its evaluation of the Company. The Company has advised Purchaser that (i) it does not, as a matter of course, make public forecasts as to future revenues or profits, (ii) the foregoing projections were based on estimates and assumptions that are inherently subject to significant economic, regulatory and competitive uncertainties, all of which are difficult to predict and many of which are beyond the Company's control and (iii) there can be no assurance that the projected results can be realized or that actual results will not be materially higher or lower than those projected. The Company has made no representations to Parent or Purchaser regarding such information. Accordingly, none of the Parent, Purchaser, the Company, the Dealer Manager, the Information Agent or any of their respective representatives assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Company Forecasts. The reports of Arthur Andersen LLP incorporated by reference in this Offer to Purchase relate to the historical financial information of the Company, do not extend to the Company Forecasts, and should not be read to do so. None of Parent, Purchaser or the Company anticipates that it will, and each of Parent, Purchaser and the Company disclaims any obligation to, furnish updated forecasts or projections to any person, cause such information to be included in documents required to be filed with the SEC or otherwise make such information public (irrespective in any such case of whether the Company Forecasts, in light of events or developments occurring after the time at which they were originally prepared, shall have ceased to have a reasonable basis).

     AVAILABLE INFORMATION. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities, any material interests of such persons in transactions with the Company and other matters is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC's offices at 450 Fifth Street, N.W., Washington, D.C., 20549 and also should be available for inspection and copying at the regional offices of the SEC located in New York City and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies may be obtained, by mail, upon payment of the SEC's customary charges, by writing to its principal office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and can be obtained electronically on the SEC's Website at http://www.sec.gov. Such material should also be available for inspection at the NYSE, 20 Broad Street, New York, New York 10005.

9.  CERTAIN INFORMATION CONCERNING PARENT AND PURCHASER.

     Parent is a public limited liability company organized under the laws of England and Wales with principal executive offices located at Millstream, Maidenhead Road, Windsor, Berkshire SL4 5GD United Kingdom. Its telephone number at that address is (44) 1753-494-000. Parent is a leading provider of energy supply, telecommunications, roadside recovery and financial services. In North America, Parent provides energy supply through Energy America in the U.S. and Direct Energy in Canada. Purchaser is a Delaware corporation and to date has engaged in no activities other than those incident to its formation and the commencement of the Offer. Purchaser is an indirect wholly owned subsidiary of Parent. Purchaser and Parent have made no arrangements in connection with the Offer to provide holders of Shares access to their corporate files or to obtain counsel or appraisal services at their expense. As of March 1, 2002, L1 could be exchanged for approximately $1.42.

     As a UK company, Parent does not prepare US GAAP or US GAAP reconciled financial statements. All financial statements of Parent are prepared in accordance with UK GAAP. UK GAAP differs in important respects from US GAAP and the following financial information about Parent is intended only to provide a sense of Parent's financial capability. All amounts are stated in British pounds. In 2001, Parent's consolidated sales totaled approximately L12.6 billion, a 26.96% increase from 2000 consolidated sales of approximately L9.9 billion. Consolidated profits after tax were L323 million in 2001 and L335 million in 2000. At December 31, 2001, Parent had total assets of L7.1 billion and shareholders equity of approximately L1.5 billion.

     OTHER INFORMATION REGARDING PARENT AND PURCHASER. The name, citizenship, business address, business telephone number, current principal occupation (including the name, principal business and address of the organization in which such occupation is conducted), and material positions held during the past five years (including the name, principal business and address of the organization in which such occupation was conducted), of each of the directors and executive officers of Parent and Purchaser are set forth in Schedule A to this Offer to Purchase.

     Except with respect to the Tender Shares as described above, neither Parent nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto nor any associate or majority-owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares or has engaged in any transactions in Shares in the past 60 days. Neither Parent nor Purchaser has purchased any Shares during the past two years.

     Except as set forth in Sections 10 and 11, there have been no negotiations, transactions or material contacts during the past two years between Parent or Purchaser, or, to the best of their knowledge, any of the persons listed in Schedule A hereto, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets nor to the best knowledge of Parent and Purchaser, have there been any negotiations or material contacts between subsidiaries, executive officers and directors. Except as described in Sections 10 and 11, neither Parent nor Purchaser, nor, to the best of their knowledge, any of the persons listed in Schedule A hereto, has since the date hereof had any transaction with the Company or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the Offer.

     In the ordinary course of their respective businesses, certain affiliates of Parent entered into commodity trading and financial swap transactions with affiliates of Enron. All these transactions were terminated following Enron's bankruptcy filing. In connection with these arrangements each of Parent and Enron provided customary guarantees of the obligations of their affiliates. Such affiliates are in the process of settling any outstanding obligations under such arrangements. These obligations are not material to Parent or Enron.

10.  BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY.

     As an ongoing part of its growth strategy, Parent from time to time considers acquisition opportunities of companies or assets that would compliment or expand its existing businesses. In furtherance of this strategy, following an August 2001 telephone call from William I Jacobs, Chief Financial Officer of the Company and a member of the Board, to Phillip Bentley, the Group Finance Director of Parent, in September 2001, H. Eugene Lockhart, Chairman of the Board, President and Chief Executive Officer of the Company, and Mr. Jacobs had discussions with Deryk King, Chief Executive Officer of Centrica North America, a division of Parent, regarding a possible strategic business relationship between the two companies.

     In October 2001, the Company and Credit Suisse First Boston approached Parent and, in October 2001, Parent communicated to the Company its possible interest in pursuing a strategic transaction with the Company.

     In November 2001, the Company entered into a confidentiality and standstill agreement and engaged in exploratory discussions with Parent.

     On November 2, 2001, Messrs. Bentley and King, along with representatives of Morgan Stanley, financial advisor to Parent, met with Messrs. Lockhart and Jacobs and representatives of Credit Suisse First Boston in New York to discuss the possible sale process.

     On or about November 16, 2001, Parent was informed that, although the Company has made no determination with respect to a sale of the Company or with respect to any other potential strategic alternative, the Company was interested in receiving a nonbinding proposal with respect to a possible acquisition of all the outstanding Shares in order to continue evaluating which alternative would best serve the interests of the Company's stockholders.

     Following its review of certain financial and other information regarding the Company, on November 26, 2001, Parent submitted a written, preliminary, nonbinding indication of interest with respect to a proposed acquisition of the Company on a going concern basis for a cash purchase price of up to $2.00 per Share on a fully diluted basis, subject to further due diligence and certain other conditions and financial assumptions including: (i) the termination of certain arrangements between the Company and third parties on specified terms, and (ii) the maintenance of the Company's net cash balances at projected levels.

     On December 18, 2001, Mr. King and Mr. Lockhart met to discuss certain strategic alternatives and possible synergies that might result from an acquisition of the Company by Parent.

     Throughout December 2001, representatives of Parent, including Parent's financial and legal advisors, conducted due diligence and participated in various meetings and discussions with representatives of the Company and its financial and legal advisors.

     On December 21, 2001, at the direction of the Company, Credit Suisse First Boston requested that Parent submit a final proposal for a strategic transaction with the Company, including, a markup of a draft merger agreement prepared by the Company's counsel, along with a proposed interim trading/credit arrangement, in the form thereafter provided. Final proposals were to be submitted by January 10, 2002. Parent submitted a final proposal.

     On January 10, 2002, Parent submitted a written proposal to acquire all outstanding Shares on a fully diluted basis for $2.00 per Share in a cash tender offer, together with a markup of the proposed merger agreement. The proposal included certain conditions for Parent to enter into a definitive merger agreement, including (i) Bankruptcy Court approval of a settlement agreement between the Company and Enron and certain affiliates with respect to all commodity supply and swap transactions between the Company and Enron, (ii) the termination of certain customer arrangements for a fixed amount to be paid out of related current escrows and surety bonds, (iii) no movement in the forward curve of commodity prices which would adversely affect the Company's net mark-to-market position and (iv) the maintenance of the Company's cash balances at previously projected levels (collectively, the "Signing Conditions"). Parent also indicated that consummation of the proposed transaction would be conditioned on, among other things, (i) the Company's continued realization of customer acquisitions at levels previously projected by the Company, (ii) the maintenance of the Company's cash balances at previously projected levels, (iii) the Company neither being, nor being reasonably likely to become, insolvent, and
(iv) no material adverse change occurring with respect to certain of the Company's projected financial metrics (collectively, the "January 10 Closing Conditions").

     During the week following January 14, 2002, representatives of the Company and Parent conducted negotiations regarding Parent's proposal. At the same time, during the month of January and continuing into February 2002, representatives of Parent, including its financial and legal advisors, continued to conduct due diligence and receive additional information with respect to the Company.

     On January 27, 2002, Parent communicated to the Company a revised proposal and proposed markup of the merger agreement and withdrew its prior proposal. The revised proposal included an offer to acquire all outstanding Shares on a fully diluted basis for $1.30 per Share in a cash tender offer, with a mechanism to adjust the purchase price as of the date (the "determination date") on which all conditions to closing the tender offer were satisfied or waived. The purchase price adjustment mechanism would adjust the purchase price upward or downward, on a dollar-for-dollar per Share basis, based on changes in commodity forward prices between signing and the determination date. If the purchase price adjustment would result in a purchase price greater than $1.50, Parent could terminate the agreement unless the Company agreed to close the offer at $1.50 per Share. If the purchase price adjustment would result in a purchase price less than $1.00, the Company could terminate the agreement unless Parent agreed to close the offer at $1.00 per Share. The revised proposal eliminated the Signing Conditions and the January 10 Closing Conditions, but included certain other conditions to the consummation of the tender offer, some of which were carried forward from Parent's January 10 proposal, including (i) Bankruptcy Court approval of a settlement agreement between the Company and Enron, (ii) obtaining binding tender agreements from stockholders of the Company holding a majority of the Shares on a fully diluted basis, and (iii) that there exist no reasonable possibility that the Company would become subject to criminal liability or material civil liability as a result of the Company's dealings with Enron.

     Throughout this period, representatives of Parent and Parent's financial and legal advisors continued to conduct due diligence and participated in various meetings and discussions with representatives of the Company and its financial and legal advisors with respect thereto.

     Between February 5, 2002 and February 9, 2002, the Company and its advisors continued discussions with Parent about, among other things, limiting the remaining material conditions and reaching a final understanding of the financial terms of Parent's proposal.

     On February 10 and February 11, 2002, meetings were held at Parent's headquarters in Windsor, England, among Messrs. Lockhart and Jacobs and certain other representatives of the Company and representatives of Parent in an effort to provide Parent with further information about the Company's relationship with Enron and to attempt to reach a final agreement on the financial and other terms and conditions of Parent's proposal. At these meetings, the Company's representatives made clear their belief that the Company has no undisclosed liability as a result of its dealings with Enron. Parent proposed a further reduction in the offer price to $1.05 per Share, advising the Company that the reduction was to address Parent's continued concern about risks inherent in the proposed transaction and disclosed obligations of the Company. The purchase price adjustment mechanism was retained. If the purchase price adjustment would result in a purchase price greater than $1.30, Parent could terminate the agreement unless the Company agreed to close the offer at $1.30 per Share. If the purchase price adjustment would result in a purchase price less than $0.80, the Company could terminate the agreement unless Parent agreed to close the offer at $0.80 per Share. Parent also proposed certain changes to the tender offer conditions, including a condition that the Bankruptcy Court approve an injunction against potential Enron consolidated liabilities that the Company might face.

     During the week following February 13, 2002, representatives of the Company, Parent and Enron worked to negotiate the financial and other terms and conditions of the Enron arrangements and the related conditions.

     From February 20, 2002 through February 23, 2002, representatives of the Company and Parent engaged in further negotiations with representatives of Enron and of its Creditors Committee in connection with the terms of the Enron Settlement Agreement (as defined in Section 11 of this Offer to Purchase) and obtaining internal and external approvals to enable Enron to execute the Enron Tender Agreement.

     The Merger Agreement, the Enron Tender Agreement, the DLJ Tender Agreement, the Additional Tender Agreements, the Enron Master Termination Agreement (as defined in Section 11 of this Offer to Purchase) and the Enron Settlement Agreement were signed by the parties on February 23, 2002. On February 23, 2002, Parent and the Company issued a joint press release announcing the execution of the Merger Agreement.

     For further detail see "Background to the Transaction" in the Company's
Schedule 14D-9.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; THE MERGER; THE TENDER AGREEMENTS; THE ENRON AGREEMENTS.

     PURPOSE. The purpose of the Offer and the Merger is to enable Parent indirectly to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all of the outstanding Shares not purchased pursuant to the Offer. The Company will, as of the Effective Time, be an indirect wholly owned subsidiary of Parent.

     If Purchaser acquires 90% or more of the outstanding Shares pursuant to the Offer, it will have the votes necessary under Section 253 of the DGCL to approve the Merger without a meeting of the Company's stockholders. Under the DGCL, if Purchaser owns at least 90% of the outstanding Shares, the Merger may be effected without the vote of, or notice to, the Company's stockholders. Therefore, assuming the Offer Price will not be adjusted, and based on information provided by the Company, if at least approximately 114,638,192 of the outstanding Shares (assuming all Class A Warrants and all options and rights set forth in "Introduction" that have an exchange price equal to or less than the Offer Price are exercised) are acquired pursuant to the Offer or otherwise, Purchaser will be able to, and intends to, effect the Merger without a meeting of the Company's stockholders.

     PLANS FOR THE COMPANY. The Company's current business operations are not profitable and Parent intends to study actions that could permit the Company to become profitable. This may involve moving certain functions presently performed by the Company into an entity that can perform these functions both for the Company and other subsidiaries of Parent and other steps to reduce costs. Otherwise, except as disclosed elsewhere in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, or sale or transfer of a material amount of assets, involving the Company or any of its subsidiaries, or any material changes in the Company's capitalization, corporate structure, business or composition of its management or the Company Board. Parent will continue to evaluate and review the Company and its business, assets, corporate structure, capitalization, operations, properties, policies, management and personnel with a view towards determining how to optimally realize any potential benefits which arise from the relationship of the operations of the Company with those of Parent. Other than as described above, such evaluation and review is ongoing and is not expected to be completed until after the consummation of the Offer and the Merger. If, as and to the extent that Parent acquires control of the Company, Parent will complete such evaluation and review of the Company and will determine what, if any, additional changes would be desirable in light of the circumstances and the strategic opportunities which then exist. Such changes could include, among other things, restructuring the remaining business, corporate structure, articles of incorporation, by-laws or capitalization of the Company.

     Assuming the Minimum Condition has been satisfied and Purchaser purchases all Shares tendered pursuant to the Offer, Purchaser intends, subject to Rule 14f-1 of the Exchange Act, promptly to exercise its rights under the Merger Agreement to obtain majority representation on, and control of, the Board of Directors of the Company. Under the Merger Agreement, the Company has agreed, concurrently with Purchaser's acceptance for payment and payment of such Shares, to take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors which, rounded up to the next whole number, represents the product of (i) the total number of directors on the Board of Directors multiplied by (ii) the percentage that the number of the Shares then beneficially owned by Purchaser and Parent so accepted for payment and paid plus any Shares beneficially owned by Parent to the number of the Shares then outstanding. The Company will either increase the size of its Board of Directors or secure the resignation of directors, or both, to achieve this, provided that prior to the Effective Time, the Board of Directors of the Company will always have at least three members who are neither officers of Parent or Purchaser nor designees, shareholders or affiliates of Parent or Purchaser. Purchaser presently intends to select such designees to the Board of Directors from among individuals (who are currently officers or directors of Parent, or affiliates thereof) identified in the Schedule 14D-9. The Merger Agreement also provides that the directors of Purchaser at the Effective Time shall be the directors of the Company after the consummation of the Merger (also referred to as the "Surviving Corporation") from and after the Effective Time. Purchaser or an affiliate of Purchaser may acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon such terms and at such prices as it shall determine, which may be more or less than the price paid in the Offer and its affiliates also reserve the right to dispose of any or all Shares acquired by them, subject to the terms of the Merger Agreement.

     VOTE REQUIRED TO APPROVE MERGER. The DGCL requires that the adoption of any plan of merger or consolidation of the Company must be approved by the holders of a majority of the Company's outstanding Shares if the "short form" merger procedure described above is not available. Under Section 251 of the DGCL, the affirmative vote of holders of a majority of the outstanding Shares (including any Shares owned by Purchaser) is required to approve the Merger. If Purchaser acquires, through the Offer or otherwise, voting power with respect to at least a majority of the outstanding Shares (which would be the case if the Minimum Condition were satisfied and Purchaser were to accept for payment, and pay for, Shares tendered pursuant to the Offer), it would have sufficient voting power to effect the Merger without the vote of any other stockholder of the Company.

     THE MERGER AGREEMENT. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE MERGER AGREEMENT AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT WHICH IS FILED WITH THE SEC AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED BY PARENT AND PURCHASER (THE "SCHEDULE TO") AND IS INCORPORATED IN THIS OFFER TO PURCHASE BY REFERENCE. CAPITALIZED TERMS NOT OTHERWISE DEFINED BELOW SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT. THE SCHEDULE TO MAY BE OBTAINED FROM PARENT AT THE ADDRESS SET FORTH IN SECTION 9 OR FROM THE SEC AS SET FORTH IN SECTION 8. THE MERGER AGREEMENT MAY BE OBTAINED FROM PARENT AT SUCH ADDRESS, OR FROM THE COMPANY AS SET FORTH IN SECTION 8.

     THE OFFER. The Merger Agreement provides that Purchaser will commence the Offer and that upon the terms and subject to prior satisfaction or waiver (to the extent permitted to be waived) of the conditions of the Offer, promptly after expiration of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer that Purchaser is permitted to accept and pay for under applicable law (such date of acceptance for payment, the "Acceptance Date"). Provisions of the Merger Agreement relating to the modification of the terms and conditions of the Offer are described in Section 13.

     THE MERGER. The Merger Agreement provides that, promptly after the purchase of Shares pursuant to the Offer and the receipt of any required approval by the Company's stockholders of the Merger Agreement and the satisfaction or waiver (to the extent permitted to be waived) of certain other conditions, the Purchaser will be merged with and into the Company. Upon consummation of the Merger, each then outstanding Share not owned by Purchaser or any subsidiary of Purchaser (other than Shares held by stockholders of the Company who exercise dissenters' rights under applicable law) will be converted into the right to receive the Offer Price in cash, without interest, or any other price which may be paid pursuant to the Offer (the "Merger Consideration").

     CONDITIONS TO THE MERGER. The respective obligations of the parties to effect the Merger are subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

          (a) If required by applicable law, the Merger Agreement (insofar as it relates to the Merger) and the Merger shall have been approved and adopted by the requisite affirmative vote or consent of the holders of the Shares in accordance with applicable law and the Company's Second Amended and Restated Certificate of Incorporation, as amended.

          (b) Purchaser shall have accepted for purchase and paid for Shares pursuant to the Offer.

          (c) No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing or impairing the consummation of the Merger in any material respect shall be in effect on the closing date of the Merger.

     TERMINATION OF THE MERGER AGREEMENT. The Merger Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of the Company of any matters presented in connection with the Merger:

          (a)  by mutual written consent of Parent, Purchaser and the Company;

          (b)  by either Parent or the Company if:

             (i) any permanent order, decree, ruling or other action of a court of competent jurisdiction or other Governmental Entity restraining, enjoining or otherwise preventing the consummation of the Offer or the Merger shall have become final and non-appealable;

             (ii) any required approval of the Merger by the stockholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of such stockholders or at any adjournment thereof, so long as the failure to obtain the required vote was not caused by a material breach of the terminating party of any of its covenants or agreements set forth in the Merger Agreement; or

             (iii) Purchaser shall not have purchased Shares pursuant to the Offer on or before July 1, 2002 unless the failure to consummate the Offer is the result of a material breach of the Merger Agreement by the party seeking to terminate the Merger Agreement; provided, however, that the passage of such period shall be tolled (but not for longer than an additional three months) for any part thereof during which any party shall be subject to a nonfinal order, decree or ruling or action restraining, enjoining or otherwise prohibiting the Offer;

          (c) by the Company if Purchaser shall not have purchased Shares pursuant to the Offer and (i) (x) Parent and Purchaser shall have breached or failed to perform in any material respect any of their covenants or agreements under the Merger Agreement, or (y) the representations and warranties of Parent and Purchaser set forth in the Merger Agreement, taken as a whole, and without giving effect to any qualifications as to materiality (whether expressed by reference to the words "material" or "material adverse effect" or otherwise) therein, shall not have been accurate and complete when made or thereafter shall have become inaccurate or incomplete, except as has not had and is not reasonably likely to, individually or in the aggregate, prevent or impair in any material respect, the timely consummation of the Offer or the ability of Parent and its subsidiaries to perform their obligations under the Merger Agreement, and in the case of (x) or (y), if any such breaches, failures, inaccuracies or failures to be complete are susceptible to cure, have not been cured within ten days following receipt by Parent and Purchaser of notice (specifying in reasonable detail such breach or failure) of such matters from the Company, or (ii) subject to compliance with and to the extent permitted by the proviso set forth in "--Acquisition Proposals" below, the Board of Directors of the Company authorizes the Company to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal (as defined in "--Acquisition Proposals" below), (iii) the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, and Parent or Purchaser do not make, within five days of receipt of the Company's written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that is at least as favorable, from a financial point of view (in the good faith judgment of the Board of Directors of the Company, after consultation with independent financial and legal advisors), to the stockholders of the Company as the Superior Proposal, and (iv) the Company has paid to Parent an amount in cash equal to the sum of the Company Termination Fee plus all Expenses (both, the Company Termination Fee and "Expenses" as defined in "--Fees and Expenses" below) as provided by the provisions described in "--Fees and Expenses below and the Company has agreed that it will not enter into a binding agreement referred to in clause (iii) above until at least the sixth day after it has provided the notice to Parent required thereby and the Company will notify Purchaser promptly if its intention to enter into the written agreement referred to in its notification shall change at any time after giving such notification;

          (d) by Parent if Purchaser shall not have purchased Shares pursuant to the Offer and (i) there has been a breach by the Company of its representations, warranties, covenants or agreements set forth in the Merger Agreement, which breach would give rise to the failure of an Offer Condition, (ii) the Board of Directors of the Company shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation, of the Offer, the Merger or the Merger Agreement, (iii) the Board of Directors of the Company shall have failed to publicly reaffirm such approval or recommendation within 10 business days of a request by Parent to do so, (iv) the Board of Directors of the Company shall have endorsed, approved or recommended any other Takeover Proposal (as defined in "--Acquisition Proposals" below), (v) the Company shall have entered into any agreement with respect to any Takeover Proposal (other than the Merger Agreement), or (vi) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing;

          (e) by Parent or Purchaser if the Merger shall not have been consummated on or before November 30, 2002; or

          (f) by Parent or Purchaser if the condition set forth in clause (h) or (l) of Section 13 of this Offer to Purchase shall not have been satisfied as of 60 days after the date of the Merger Agreement.

In addition, if the Offer Price, as adjusted based on the movements in commodity prices as provided in the Merger Agreement is less than $0.80, the Company shall have a right to give Parent and Purchaser irrevocable written notice on the Determination Date terminating the Merger Agreement and the Merger Agreement shall terminate at 5:00 p.m. New York City time on the business day after such notice unless Parent and Purchaser agree in writing prior to such time that the Offer Price shall be $0.80, notwithstanding the adjustment or (ii) if the Offer Price as adjusted is more than $1.30, Parent and Purchaser shall have a right to give the Company irrevocable written notice on the Determination Date terminating the Merger Agreement and the Merger Agreement shall terminate at 5:00 p.m. New York City time on the business day after such notice unless the Company shall agree in writing prior to such time that the Offer Price shall be $1.30, notwithstanding the adjustment.

     EFFECT OF TERMINATION. In the event of termination of the Merger Agreement by either Parent or the Company, the Merger Agreement shall become void and there shall be no liability or further obligation on the part of the Company, Parent, Purchaser or their respective officers or directors except for certain specified provisions of the Merger Agreement which would survive the termination including those described in "--Fees and Expenses" below provided that in the event the Company has paid Parent a termination fee and all Expenses in respect of a termination by Parent because of a breach by the Company of its representations and warranties that would give rise to the failure of a condition to the Merger (as described in "Conditions to the Merger" above) and such breach was not willful or intentional, the Company shall have no further liability or obligation in connection with any such termination.

     FEES AND EXPENSES. The Company shall pay to Parent on or prior to the time of termination, except as otherwise specified in clause (ii) below, a fee of $4.65 million (the "Company Termination Fee"), payable in same day funds, plus all Expenses (as defined below), if:

          (i)  the Merger Agreement is terminated by Parent pursuant to clause
     (d) of "--Termination of the Merger Agreement" above, but in the case of a termination pursuant to and in accordance with clause (d)(i) of "--Termination of the Merger Agreement" above by reason of a breach by the

     Company of its representations and warranties set forth in the Merger Agreement, only if there is a breach by the Company of its representations and warranties set forth in the Merger Agreement as of the date hereof that would give rise to the failure of an Offer Condition;

          (ii) the Merger Agreement is terminated by the Company or Parent at any time after (A) the Offer shall have remained open for a minimum of at least 20 business days, (B) the Minimum Condition shall not have been satisfied and the Offer is terminated pursuant to its terms without the purchase of any Shares thereunder, and (C) any bona fide Takeover Proposal that is more favorable to the Company and its stockholders from a financial point of view than the Offer and the Merger shall have been announced or otherwise have become public, and within 12 months after the date of such termination any person (x) shall have become the beneficial owner of 50% or more of the outstanding Shares or other voting power of the Company or (y) shall have commenced or shall have publicly announced an intention to commence, a tender offer or exchange offer for 50% or more of the outstanding Shares or other voting power of the Company; provided that the Company Termination Fee and all Expenses shall be paid by the Company promptly but in no event later than two days after, in the case of (x), the person's ownership shall have met or exceeded the 50% threshold, and in the case of (y), the earlier of the person's commencement or announcement of its intention to commence such tender offer or exchange offer; or

          (iii) the Merger Agreement is terminated pursuant to clause (c) of "--Termination of the Merger Agreement" above, other than pursuant to clause (c)(i).

     If a Company Termination Fee becomes payable to Parent in accordance with clause (i), (ii) or (iii) above, then the Company shall reimburse each of Parent and its affiliates upon demand for all reasonably documented out-of-pocket fees and expenses, but not in excess of $1,250,000, incurred or paid by or on behalf of Parent or any of its affiliates in connection with the Offer, the Merger or the consummation of any of the transactions contemplated by this Agreement, including all fees and expenses of counsel, investment banking firms and accountants of Parent (collectively, the "Expenses").

     ACQUISITION PROPOSALS. (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate, knowingly encourage or otherwise knowingly facilitate any inquiries or the making of any Takeover Proposal, (ii) enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information or data with respect to, or otherwise knowingly facilitate any effort or attempt to make or implement, any Takeover Proposal; provided, however, that (A) the Company may take such actions as are required by Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act with regard to a Takeover Proposal, (B) until the earlier of (x) Purchaser's purchase of Shares pursuant to the Offer and (y) obtaining the affirmative vote required to approve the Merger, the Company may participate in discussions or negotiations with, or furnish information to, any person in response to an unsolicited bona fide written Takeover Proposal by such person made after the date hereof, and (C) the Company may recommend such an unsolicited bona fide written Takeover Proposal to the stockholders of the Company, and may withdraw or modify its recommendation of the Offer, the Merger and the Merger Agreement if and only to the extent that, in the cases of clauses (B) and (C), (i) such Takeover Proposal provides for the termination and final settlement under the Interim Trading and Credit Agreement (as defined in "--Covenants" below) and any other Parent supported trades or credit or guarantees of any nature and the payment to Parent as of the date of signing any agreement with respect to such Takeover Proposal of all amounts owing to Parent in respect thereof as of such termination, (ii) the Board of Directors of the Company determines in good faith (after consultation with independent financial advisors) that such Takeover Proposal would, if consummated, be more favorable to the Company and its stockholders from a financial point of view than the Offer and the Merger and that, in the reasonable good faith judgment of the Board of Directors of the Company (after consultation with independent financial and legal advisors), such Takeover Proposal is reasonably likely to be completed by such third party, taking into account all legal, financial and other aspects of the proposal and the person making the proposal, (iii) the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is necessary for the Board of Directors of the Company to comply with its fiduciary duties under applicable law and (iv) prior to providing any nonpublic information or data to any person in connection with a Takeover Proposal by any such person, the Board of Directors of the Company receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (any such favorable Takeover Proposal is a "Superior Proposal"). Without limiting the foregoing, it is understood that any violation of the restrictions described in the preceding sentence by any officer, director or employee of the Company or any of its subsidiaries or any investment banker, attorney or other advisor or representative of the Company or any of its subsidiaries, acting on behalf of the Company, shall be deemed to be a breach of terms described in this paragraph by the Company. "Takeover Proposal" means any proposal (including, without limitation, any proposal or offer to stockholders of the Company), other than a proposal by Parent or any of its affiliates, for a merger, reorganization, consolidation, share exchange, business combination or other similar transaction involving, or any purchase of all or any significant portion of the assets or 5% or more of the equity securities of, the Company or any of its subsidiaries. "Takeover Transaction" means any transaction or purchase contemplated by a Takeover Proposal. The Company immediately shall cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted before the date of the Merger Agreement with respect to any Takeover Proposal.

     (b) Subject to (a) above, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board of Directors of the Company or any such committee of the Merger Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal.

     (c) The Company shall take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of (a) above of the obligations undertaken pursuant to the provisions described in this Section. The Company shall notify Parent promptly if any inquiries, proposals or offers are received by, any information or data is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company, its affiliates or any of their representatives with respect to or which could lead to any takeover proposal indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company shall also promptly request that each person that has heretofore executed a confidentiality agreement in connection with its consideration of any Takeover Proposal to return all confidential information before the date of the Merger Agreement furnished to such person by or on behalf of the Company or any of its subsidiaries.

     AMENDMENT OF THE MERGER AGREEMENT. The Merger Agreement may be amended by Parent, Purchaser and the Company by action taken or authorized by their respective Boards of Directors at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment will be made which by law requires further approval by such stockholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of Parent, Purchaser and the Company.

     TREATMENT OF OPTIONS AND CLASS A WARRANTS. (a) Subject to the next sentence, the Company shall use all reasonable best efforts to cause each holder of an outstanding option (collectively, the "Employee Options") to purchase Shares granted under the Company's 2000 stock plan, whether or not then exercisable, to agree in writing prior to the Effective Time that (i) such holder shall be entitled to receive from the Company on the Closing Date, in lieu of such employee option, an amount in cash in respect of each Share subject to such Employee Option equal to the excess, if any, of the Merger Consideration over the per Share exercise price of such Employee Option (it being understood that if there is no such excess with respect to any such Employee Option, such holder will not be entitled to receive any cash, securities or other consideration with respect thereto), and (ii) such employee option shall be canceled immediately prior to the Effective Time. All amounts payable pursuant to this paragraph shall be subject to any applicable withholding taxes and shall be paid without interest. Upon the consummation of the Merger, each outstanding Class A Warrant shall be converted into an obligation of the Surviving Corporation to pay upon exercise thereof, and a right of the holder thereof to receive in full satisfaction of such Class A Warrant, cash in an amount in respect thereof equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such Class A Warrant, less $0.05 per Class A Warrant. The Surviving Corporation shall make the payment of the amount determined in accordance with the foregoing sentence after the consummation of the Merger promptly upon any exercise by a holder of such Class A Warrant in accordance with its terms.

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Surviving Corporation, to the extent permitted by applicable law, shall indemnify and hold harmless all current or former officers and directors of the Company and of its subsidiaries (the "Indemnified Parties"), to the same extent and subject to the same terms as such persons are currently indemnified by the respective charters and By-Laws of the Company and of its subsidiaries and under any indemnification agreement with the Company, for acts or omissions occurring at or prior to the Effective Time. Furthermore, the By-Laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article Ten of the Company's Second Amended and Restated Certificate of Incorporation. Parent will cause to be maintained by the Surviving Corporation for a period of not less than six years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all directors and officers of the Company on the date of the Merger Agreement, provided that if the Merger Agreement is terminated prior to the consummation of the Merger but after Purchaser's purchase of Shares pursuant to the Offer, then Parent shall cause such D&O Insurance to be maintained from the date of such termination (unless the Effective Time occurs after such termination in which case this proviso shall be of no force and effect); provided, however, that in any case (i) the Surviving Corporation or Parent may substitute therefor policies of at least the same coverage (with carriers at least equal to in claims paying rating to the Company's existing carriers) containing terms and conditions which are no less advantageous to the officers, directors and employees of the Company and (ii) the Surviving Corporation or Parent shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

     TREATMENT OF EMPLOYEE BENEFITS. The Merger Agreement provides that during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company will continue to be provided with employee benefits plans that are substantially comparable in the aggregate to those currently provided by the Company to such employees under the Company's current ERISA employee benefit plans.

     In the Merger Agreement, Parent and Purchaser have acknowledged and agreed that the purchase of Shares pursuant to the Offer contemplated by the Merger Agreement shall constitute a "change of control" under the Company's employee benefit plans.

     COMPOSITION OF THE BOARD OF DIRECTORS. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation and until his or her successor is duly elected and qualified. If requested by Parent, the Company will, promptly following the purchase by Purchaser of Shares pursuant to the Offer, take all actions necessary to cause persons designated by Parent to become directors of the Company so that the total number of such persons equals that number of directors, rounded up to the next whole number, which represents the product of (x) the total number of directors on the board of directors of the Company multiplied by (y) the percentage that the number of Shares so accepted for payment and paid for by Purchaser or Parent plus any Shares beneficially owned by Parent or its affiliates on the date of Parent's request bears to the total amount of Shares at the time of such acceptance for payment. In furtherance thereof, the Company will increase the size of the Board of Directors of the Company, or secure the resignation of directors, or both, as is necessary to permit Parent's designees to be elected to the Board of Directors of the Company, provided, however, that prior to the Effective Time, the Board of Directors of the Company shall always have at least three members who are neither officers of Parent or Purchaser nor designees, shareholders or affiliates of Parent or Purchaser. At such time, the Company, if so requested, will cause persons designated by Purchaser to constitute the same percentage of each committee of the Board of Directors of the Company, and each board of directors of each subsidiary of the Company and each committee of each such board (in each case involving Subsidiaries of the Company to the extent of the Company's ability to cause the election of such persons).

     COVENANTS, REPRESENTATIONS AND WARRANTIES. The Merger Agreement also contains certain other restrictions as to the conduct of business by the Company pending the Merger, including covenants restricting the Company's ability to take actions which change or affect the capital structure of the Company, and agreements of the Company to agree with Centrica plc a mutually satisfactory means to reduce the Company's value at risk in certain, including by entering into certain forms of trading and credit agreements (the "Interim Trading and Credit Agreements") and certain other transactions and agreements, as well as representations and warranties of each of the parties customary in transactions of this kind, including, on behalf of the Company, that the Company has taken the actions necessary to terminate its relationship with certain company customers in Pennsylvania on certain terms.

     APPRAISAL RIGHTS. Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who properly demands and perfects appraisal rights and who has neither voted in favor of the Merger nor consented thereto in writing will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     If any holder of the Shares demands appraisal under Section 262 of the DGCL, fails to perfect, or effectively withdraws or loses his or her right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Offer Price in accordance with the Merger Agreement. A stockholder may withdraw his or her demand for appraisal by delivery to Parent of a written withdrawal of his demand for appraisal and acceptance of the Merger.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL.

     Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

     RULE 13e-3. The Merger would have to comply with any applicable Federal law operative at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Purchaser does not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Acceptance Date. If applicable, Rule 13e-3 would require, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the SEC and disclosed to minority stockholders prior to consummation of the Merger.

     TENDER AGREEMENTS. THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE TENDER AGREEMENTS. THIS SUMMARY IS NOT A COMPLETE DESCRIPTION OF THE TERMS AND CONDITIONS OF THE TENDER AGREEMENTS AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE TENDER AGREEMENTS WHICH ARE FILED WITH THE SEC AS AN EXHIBIT TO THE TENDER OFFER STATEMENT ON SCHEDULE TO FILED BY PARENT AND PURCHASER (THE "SCHEDULE TO") AND ARE INCORPORATED IN THIS OFFER TO PURCHASE BY REFERENCE. THE SCHEDULE TO MAY BE OBTAINED FROM PARENT AT THE ADDRESS SET FORTH IN SECTION 9 OR FROM THE SEC AS SET FORTH IN SECTION 8. THE TENDER AGREEMENT MAY BE OBTAINED FROM PARENT AT SUCH ADDRESS, OR FROM THE COMPANY AS SET FORTH IN
SECTION 8.

     Concurrently with the execution and delivery of the Merger Agreement, Parent entered into the Enron Tender Agreement, the DLJ Tender Agreement and the Additional Tender Agreements (collectively, the "Tender Agreements"). In addition to Paul Halpern, William I Jacobs, Kathryn Johnson, H. Eugene

Lockhart, Marc E. Manly, Jennifer Tektiridis, A.S.A. Wyatt, and Lou L. Pai, who are officers or directors of the Company, and the following stockholders are parties to one of the Additional Tender Agreements: Kenneth L. Lay and Linda P. Lay, Lanna L. Pai, Tracey L. Utton, the Ontario Teachers' Pension Plan Board, Royce Funds Trust, JM Hartwell, LP, Carlson Capital, LP and Carlson Offshore Advisors, LP and GE Capital Equity Investments, Inc. The Enron Parties, the DJL Parties and the stockholders who are party to the Additional Tender Agreements are referred to in this document as the "Tendering Stockholders". The Enron Tender Agreement is subject to approval of the Bankruptcy Court. Pursuant to the Tender Agreements, the Tendering Stockholders agreed to tender into the Offer 89,752,775 Shares.

     The Tender Agreements provide that the Tendering Stockholders will not directly or indirectly sell, pledge, assign, encumber, grant any proxy or enter into any voting or similar agreement with respect to, transfer or otherwise dispose of (collectively, "Transfer"), or agree or contract to Transfer, any Tender Shares (or any interest with respect thereto), or take any other action that would restrict, limit or interfere with the performance of such Tendering Stockholder's obligations hereunder or the transactions contemplated by the Tender Agreements.

     In addition, during the term of the Tender Agreement, each Tendering Stockholder shall not permit any investment banker, financial adviser, attorney, accountant or other representative or agent engaged or employed by or on behalf of such Tendering Stockholder, directly or indirectly (x) initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any takeover proposal with respect to NewPower or (y) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to, any takeover proposal with respect to NewPower, or otherwise facilitate any effort or attempt to make or implement any takeover proposal with respect to NewPower.

     The Enron Tender Agreement also provides that during the time the Enron Tender Agreement is in effect, at any meeting of the stockholders of NewPower, however called, or in any written consent in lieu thereof, prior to the purchase of the Enron Shares pursuant to the Tender Offer each of the Enron Parties shall, or shall cause the record holder(s) of its respective Enron Shares to (i) vote its Enron Shares for approval and adoption of the Merger Agreement and the Merger; (ii) vote its Enron Shares against any action or agreement submitted to NewPower's stockholders for approval that would be reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of NewPower under the Merger Agreement; and
(iii) vote its Enron Shares against any action or agreement submitted to NewPower's stockholders for approval that would be reasonably likely to impede, interfere with, delay, postpone or attempt to discourage the Merger or the Offer, including, but not limited to: (A) any acquisition agreement or other similar agreement related to a proposal to acquire NewPower, (B) any change in NewPower's management or NewPower's Board of Directors, except as provided in
Article II of the Merger Agreement or as otherwise agreed to in writing by Parent or (C) any other material change in NewPower's corporate structure or business.

     Each Tender Agreement will terminate on the earliest to occur of (i) the purchase of Shares in the Offer, (ii) the Effective Time and (iii) the termination of the Merger Agreement in accordance with the terms. In addition, in the case of the Enron Tender Agreement only; the Enron Parties have a right to terminate the Enron Tender Agreement if the Offer Price is adjusted to less than $0.80 pursuant to the Merger Agreement.

     ENRON AGREEMENTS. Concurrently with the execution and delivery of the Merger Agreement, the Company and Enron and certain of its affiliates entered into a Settlement Agreement (the "Enron Settlement Agreement") providing, among other things, and subject to the approval of the Bankruptcy Court, for the final settlement by Enron and certain of its affiliates and the Company and certain of its affiliates of all obligations under all transactions between such parties and their respective affiliates, and the release of all liens on the assets of the Company and its subsidiaries with respect thereto. Also concurrently with the execution and delivery of the Merger Agreement, the Company and Enron and certain of its affiliates entered into a Master Termination Agreement (the "Enron Termination Agreement") providing, among other things, and subject to the approval of the Enron Master Termination Agreement by the Bankruptcy Court, for the mutual release of liabilities and the termination of agreements between Enron and certain of its affiliates and the Company and certain of its subsidiaries and all obligations thereunder. The foregoing description is qualified in its entirety by the Enron Settlement Agreement and the Enron Master Termination Agreement attached as Exhibits (e)(2) and (e)(3) to the Schedule 14D-9.

12.  SOURCE AND AMOUNT OF FUNDS.

     Parent and Purchaser estimate that the total amount of funds required to purchase all the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $195,000,000. Parent and Purchaser collectively have, through a combination of cash on hand and committed bank facilities all funds necessary to consummate the Offer and the Merger.

13.  CERTAIN CONDITIONS OF THE OFFER.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, or may delay the acceptance for payment of or payment for, any tendered Shares, or may, in its sole discretion (subject to the Merger Agreement), terminate or amend the Offer if (i) there shall not have been properly and validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer a number of Shares which, together with the number of Shares owned by Parent or Purchaser, if any, that represents at least a majority of the total issued and outstanding Shares (assuming the exercise of all options. Warrants and other rights to purchase Shares then outstanding that have an exercise price equal to or less than the Offer Price) (the "Minimum Condition"), (ii) any applicable waiting periods under the HSR Act shall not have terminated or expired, (iii) any necessary filings, authorizations, orders and approvals with, of, to or from, the Federal Energy Regulatory Commission under the Federal Power Act, as amended that may be required in connection with the transactions contemplated by the Merger Agreement shall not have been obtained or made, (iv) any necessary notices, filings or approvals listed on Schedule 4.4 of the Company Disclosure Letter or Section 5.3 of the Parent Disclosure Letter (both as defined in the Merger Agreement) shall not have been obtained or made and any waiting periods shall not have expired without commencement of a hearing process that has not resulted in approvals necessary for the Company to continue its business in such jurisdiction, provided that none of the notices, filings or approvals referred to in clauses (iii) and (iv) shall be deemed obtained or made if such shall be subject to or result in any condition or restriction the effect of which, together with any other such conditions or restrictions, is reasonably likely to
(x) have a Company material adverse effect, (y) have a material adverse effect on Parent's North American business or (z) materially and adversely impact the reasonably anticipated economic and business benefits to Parent and its subsidiaries of the transactions contemplated hereby, or (v) if on or after the date of the Merger Agreement, and at or before the Expiration Date, as such date may be extended from time to time pursuant to the Merger Agreement, any of the following events shall occur:

          (a) there shall have occurred (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the London Stock Exchange, (ii) any material decrease in the number of U.S. Dollars that can be purchased for a given amount of British pounds sterling or euro, or a suspension of, or limitation on, the markets therefor, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or the United Kingdom,
     (iv) any outbreak or escalation of major hostilities in which the United States or the United Kingdom is involved, any declaration of war by Congress or any substantial national or international calamity or emergency directly or indirectly involving the United States or the United Kingdom, which has affected and continues to affect adversely and materially the capital markets in the United States or the United Kingdom, or (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (b) (i) the Company shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement which breach or failure is incapable of being cured or has not been cured prior to the earlier of (x) the final Expiration Date and (y) within 10 days after the giving of written notice thereof (specifying in reasonable detail such breach or failure) to the Company, provided that, if any executive officer of Parent shall have been aware of facts giving rise to such breach or failure and aware that such facts constitute such a breach or failure, more than 10 days in advance of the final Expiration Date and Parent or Purchaser shall not have delivered notice thereof to the Company until less than 10 days in advance of the final Expiration Date, and by reason of the Company not having 10 days to cure, the Company is unable to cure such breach or failure notwithstanding its reasonable best efforts to do so, the Company shall be entitled to effect a cure during such additional amount of days as would add to 10 days from the date of the notice was actually given to the Company, or (ii) (A) each of the representations and warranties of the Company contained in Sections 4.2, 4.3 and 4.5 of the Merger Agreement shall not have been accurate and complete when made or thereafter shall have become inaccurate or incomplete, or (B) the other representations and warranties of the Company set forth in the Merger Agreement, taken as a whole, and without giving effect to any qualifications as to materiality (whether expressed by reference to the words "material" or "material adverse effect" or otherwise) therein, shall have not been accurate and complete when made or thereafter shall have become inaccurate or incomplete, except with respect to (B) only, as has not had and is not reasonably likely to have, individually or in the aggregate, a Company material adverse effect;

          (c) there shall have been threatened, instituted or pending any suit, claim, action, litigation, proceeding, investigation or other application by or before any Governmental Entity which has any reasonable likelihood of success: (i) challenging or seeking to, or which is reasonably likely to, make illegal or otherwise directly or indirectly restrain or prohibit, or seeking to, or which is reasonably likely to, impose voting, procedural, price or other material requirements, in addition to those required by Federal securities laws and the DGCL each as in effect on the date of the Offer, in connection with the making of the Offer, the acceptance for payment of, or payment for, some of or all the Shares by Parent, Purchaser or any other affiliate of Parent or the consummation of the Offer or the Merger or the consummation of the transactions contemplated by the Offer or the Merger; (ii) seeking to obtain any material damages relating to the transactions contemplated by the Offer or the Merger; (iii) seeking to prohibit, or impose any material limitations on, Parent's or Purchaser's ownership or operation of all or any material portion of their or the Company's business, license or other assets (including the business, license or other assets of their respective affiliates and subsidiaries), or to compel Parent or Purchaser to dispose of or hold separate all or any material portion of Parent's or Purchaser's or the Company's business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or the Merger; (iv) seeking to impose material limitations on the ability of Parent or Purchaser effectively to acquire or hold or to exercise full rights of ownership of the Shares including, without limitation, the right to vote the Shares purchased by them or their affiliates on an equal basis with all other Shares on all matters properly presented to the stockholders; or (v) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares, or any statute, rule, regulation, judgment, decree, order or injunction (whether temporary, preliminary or permanent) shall be proposed, with a reasonable possibility of success, enacted, promulgated, entered, enforced or deemed to become applicable to the Offer or the Merger or the business operations of the Company or its subsidiaries by any Governmental Entity that results in (or would result in) any of the effects of, or has (or would have) any of the consequences referred to in clauses (i) through (v) above;

          (d) any person, entity or group shall have entered into a definitive agreement with the Company with respect to a Takeover Proposal with or involving the Company or any of its subsidiaries;

          (e) any event, change or development shall have occurred or been discovered, which, individually or in the aggregate, has had or is reasonably likely to have a Company material adverse effect;

          (f) (i) after the date of this Agreement, any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or Purchaser or any of their respective subsidiaries or affiliates (collectively, a "Person") shall have commenced, or shall have publicly announced an intention to commence (or such intention shall have become public), a tender offer or exchange offer for 15% or more of the Shares, or (ii) the Board of Directors of the Company (or a committee thereof) shall have amended, modified or withdrawn in a manner adverse to Parent or

     Purchaser, its recommendation of the Offer or the Merger, or shall have endorsed, approved or recommended any other Takeover Proposal, or shall have resolved to do any of the foregoing;

          (g) the Company or any of its subsidiaries (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger), (ii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iii) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof, (iv) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger), (v) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets, or (vi) has a secured party take possession of any significant assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed, or restrained, in each case within 30 days thereafter;

          (h) the approval by the Bankruptcy Court with respect to the execution, delivery or performance of the Enron Master Termination Agreement, the Enron Settlement Agreement, the Enron Tender Agreement by each of the parties thereto, other than Parent and Purchaser, shall not have been obtained or shall not remain in full force and effect;

          (i) the consummation of the transactions under the Enron Settlement Agreement shall not have occurred;

          (j) the Offer, if it shall have been extended pursuant to Section 1.1(e) of the Merger Agreement shall not have expired;

          (k) Enron or any of the other parties thereto (other than Parent and Purchaser) shall not have complied with their covenants and agreements in the Enron Tender Agreement; or

          (l) the Bankruptcy Court shall not have granted a final non-appealable order approving [the agreements between the Company and Enron and certain of its affiliates relating to the settlement in full of all obligations and rights between the Company and Enron and its affiliates with respect to commodities and trading contracts between the parties and the termination of contractual obligations between these parties pursuant to a motion in the form (attached to the Merger Agreement as Exhibit 6.2)] without the imposition of any conditions or limitations thereto;

          (m) the Merger Agreement shall have been terminated by the Company or Parent or Purchaser in accordance with its terms, or Parent or Purchaser shall have reached an agreement or understanding in writing with the Company providing for termination or amendment of the Offer or delay in payment for the Shares;

which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to any such conditions, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for the Shares.

     As used in the Merger Agreement, any reference to a "Company material adverse effect" means a material adverse effect on the business, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole; provided, that (i) matters to the extent specified as excluded in Section 9.5 of the Company Disclosure Letter and (ii) changes in wholesale prices of electricity and natural gas in general, shall not be taken into account in determining what constitutes a Company material adverse effect. Without limiting the scope of what constitutes a Company material adverse effect, the parties have agreed that the existence of any reasonable possibility that the Company will become subject to criminal liability or material civil liability as a result of the Company's dealings, association or relationship with Enron or its affiliates shall be deemed to be a Company material adverse effect (it being understood that mere allegations made in a lawsuit, complaint, investigation, discovery request, publicity or otherwise do not in themselves constitute such a reasonable possibility; provided, however, that facts concerning actions or omissions for which the Company or its directors, officers, employees or agents (under circumstances in which such persons would be entitled to indemnification from the Company) may be liable, may constitute such a reasonable possibility).

     The foregoing conditions are for the sole benefit of Parent and Purchaser and may be asserted by Parent or Purchaser regardless of the circumstances (including any action or inaction by Parent or Purchaser) giving rise to such condition or may be waived by Parent or Purchaser, by express and specific action to that effect, in whole or in part at any time and from time to time in its sole discretion. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

14.  CERTAIN LEGAL MATTERS.

     GENERAL. Except as otherwise disclosed in this Offer to Purchase, based upon an examination of publicly available filings with respect to the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of the Company and which might be adversely affected by the acquisition of Shares by Purchaser pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser pursuant to the Offer. Should any such approval or other action be required, it is currently contemplated that such approval or action would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions or that adverse consequences might not result to the Company's or Parent's business or that certain parts of the Company's or Parent's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken, any of which could cause Purchaser to elect to terminate the Offer without the purchase of the Shares thereunder, if the relevant conditions to termination are met. Purchaser's obligation under the Offer to accept for payment and pay for Shares is subject to certain conditions. See Section 13.

     UNITED STATES ANTITRUST COMPLIANCE. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares by Purchaser pursuant to the Offer is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the HSR Act on the timing of Purchaser's obligation to accept Shares for payment.

     Pursuant to the HSR Act, Parent filed a Notification and Report Form with respect to the acquisition of Shares pursuant to the Offer and the Merger with the Antitrust Division and the FTC on March 1, 2002. Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchases may not be made until the expiration of a 15-calendar day waiting period following the filing by Parent. Accordingly, the waiting period under the HSR Act will expire at 11:59 p.m., New York City time, on March 16, 2002, unless early termination of the waiting period is granted or Parent receives a request for additional information or documentary material prior thereto. Pursuant to the HSR Act, Parent has requested early termination of the waiting period applicable to the Offer. There can be no assurances given, however, that the 15-day HSR Act waiting period will be terminated early. If either the FTC or the Antitrust Division were to request additional information or documentary material from Parent, the waiting period would expire at 11:59 p.m., New York City time, on the tenth calendar day after the date of substantial compliance by Parent with such request unless the waiting period is sooner terminated by the FTC or the Antitrust Division.

Thereafter, the waiting period could be extended only by agreement or by court order. See Section 2. Only one extension of such waiting period pursuant to a request for additional information is authorized by the rules promulgated under the HSR Act, except by agreement or by court order. Any such extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4. Although the Company is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither the Company's failure to make such filings nor a request from the Antitrust Division or the FTC for additional information or documentary material made to the Company will extend the waiting period.

     The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Shares by Purchaser pursuant to the Offer. At any time before or after Purchaser's purchase of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or seeking divestiture of Shares acquired by Purchaser or the divestiture of substantial assets of Parent, the Company or any of their respective subsidiaries. Private parties (including individual States of the United States) may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. See Section 13 of this Offer to Purchase for certain conditions to the Offer that could become applicable in the event of such a challenge.

     FERC APPROVAL. The Federal Power Act of 1920 (the "Power Act") administered primarily by the Federal Energy Regulatory Commission (the "FERC"), regulates public utilities engaged in the transmission, or sale on a wholesale basis, of electric energy in interstate commerce. Under Section 203(a) of the Power Act, such an electric utility must obtain FERC approval before it can sell, lease or otherwise dispose of facilities subject to FERC jurisdiction. In addition, FERC approval is required for the acquisition by a public utility of any security of any other public utility. The acquisition of Shares by Purchaser is subject to these requirements. See Section 2 of this Offer to Purchase as to the effect of the Power Act on the timing of Purchaser's obligation to accept Shares for payment.

     Pursuant to the Power Act, Parent and the Company filed a joint application under Section 203 of the Power Act with the FERC on February 28, 2002 to obtain all necessary authorizations for the purchase of Shares pursuant to the Offer and the consummation of the Merger. Parent and Purchaser expect the FERC approval process to take between three to six weeks from the filing of the joint application, although no assurance can be given that the FERC will decide on the application within that timeframe.

     STATE REGULATORY NOTIFICATIONS. Parent and the Company intend to notify the appropriate authorities in several states in which they currently sell electricity or gas or hold a license to sell either electricity or gas of the acquisition of the Company by Purchaser although Parent does not believe formal consent is required in any of these jurisdictions.

     BANKRUPTCY COURT APPROVAL. The Merger Agreement provides that a final non-appealable order of the Bankruptcy Court approving (i) the Enron Settlement Agreement, the Enron Termination Agreement and the Enron Tender Agreement (collectively, the "Enron Agreements") and (ii) the issuance of an injunction by the Bankruptcy Court enjoining any person from seeking from NewPower any payment in respect of or contribution to any liabilities or obligations arising out of or relating primarily to the conduct by Enron and its affiliates of their respective businesses or the ownership or the operation thereof is a condition to consummation of the Offer and the Merger. For a complete description of all of the conditions to which the offer is subject, see Section 13 of this document. For a description of the Enron Tender Agreement, see Section 11 of this Offer to Purchase. See Section 2 of this Offer to Purchase as to the effect of the Bankruptcy Court Approval on the timing of Purchaser's obligation to accept Shares for payment.

     Enron and its affiliates which are parties to the Enron Agreements have agreed to file a joint motion for determination of approval by the Bankruptcy Court of the Enron Agreements and the transactions contemplated thereby and requesting the injunction described above and to use their reasonable best efforts to obtain an order from the Bankruptcy Court approving the joint motion, as promptly as is practicable and in any event within 60 days after the date of the execution of the Enron Agreements. Although Enron and certain of its affiliates have executed the Enron Agreements, and the creditors' committee, which represents the creditors of Enron in the Chapter 11 proceedings, has approved the Enron Agreements, the Enron Agreements may be contested by creditors of Enron, and we can give no assurance if and when the Bankruptcy Court will grant its approval for the Enron Agreements and the other matters required by the Merger Agreement.

     FEDERAL RESERVE BOARD REGULATIONS. Regulations G, T, U and X (the "Margin Regulations") promulgated by the Federal Board place restrictions on the amount of credit that may be extended for the purpose of purchasing margin stock (including the Shares) if such credit is secured directly or indirectly by margin stock. Parent and Purchaser will attempt to ensure that the financing of the acquisition of the Shares will be in compliance with the Margin Regulations.

     STATE TAKEOVER LAWS. A number of states have adopted laws and regulations applicable to offers to acquire securities of corporations which are incorporated in such states and/or which have substantial assets, stockholders, principal executive offices or principal places of business therein. In Edgar v. MITE Corporation, the Supreme Court of the United States held that the Illinois Business Takeover Statute, which made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corporation v. Dynamics Corporation of America, the Supreme Court held that as a matter of corporate law, and in particular, those laws concerning corporate governance, a state may constitutionally disqualify an acquiror of "Control Shares" (ones representing ownership in excess of certain voting power thresholds, e.g., 20%, 33% or 50%) of a corporation incorporated in its state and meeting certain other jurisdictional requirements from exercising voting power with respect to those shares without the approval of a majority of the disinterested stockholders.

     Based on information supplied by the Company, Purchaser does not believe that any state takeover laws purport to apply to the Offer or the Merger. Neither Parent nor Purchaser has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obliged to accept for payment or pay for any Shares tendered pursuant to the Offer.

     If it is asserted that one or more state takeover laws applies to the Offer and it is not determined by an appropriate court that such act or acts do not apply or are invalid as applied to the Offer, Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In such case, Purchaser may not be obligated to accept for payment any Shares tendered. See Section 13.

15.  FEES AND EXPENSES.

     Morgan Stanley is acting as Dealer Manager in connection with the Offer and has provided certain financial advisory services to Parent in connection with the proposed acquisition of the Company. Parent has agreed to pay Morgan Stanley customary compensation for such services. Parent has also agreed to reimburse Morgan Stanley for expenses reasonably incurred, including fees and expenses of legal counsel or advisors approved in advance by Parent, and to indemnify Morgan Stanley, and certain related persons against certain liabilities and expenses in connection with the engagement of Morgan Stanley, including certain liabilities under the federal securities laws. Morgan Stanley and its affiliates have from time to time rendered, and continue to render, various investment banking services to Parent and its affiliates and have received, and may receive, fees for the rendering of such services.

     Purchaser has also retained D.F. King & Co., Inc. to act as the Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph, personal interviews and other methods of electronic communications and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares. The Information Agent will receive customary and reasonable compensation for such services, plus reimbursement of out-of-pocket expenses and Purchaser will indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including liabilities under the federal securities laws.

     Purchaser will pay the Depositary customary and reasonable compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

16.  MISCELLANEOUS.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, Purchaser may, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     Neither Parent nor Purchaser is aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

     Parent and Purchaser have filed with the SEC a Statement on Schedule TO pursuant to Rule l4d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. and can be obtained electronically on the SEC's Website at http://www.sec.gov. and from the NYSE in the manner set forth in Section 8 and are available from Parent at the address set forth in Section 9.

     No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

                                          WINDSOR ACQUISITION CORPORATION

March 1, 2002

                                                                      Schedule A

         INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
                              PARENT AND PURCHASER

     The following tables set forth the name, business address, present principal occupation, principal business and address of any corporation or other organization in which the employment or occupation is conducted, and material occupations, positions, offices or employment held within the past five years of each director and executive officer of Parent and Purchaser. Unless otherwise specified, each person listed below is a citizen of the United Kingdom and has his or her principal business address at Millstream, Maidenhead Road, Windsor, Berkshire SL4 56D United Kingdom.

                                     PARENT

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND CITIZENSHIP       OFFICE(S)            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------  -----------------    -----------------------------------------------------------
Sir Michael Perry....  Chairman             Sir Michael Perry became Chairman of Centrica on July 1,
                                            1997. He was a Non-Executive Director of British Gas plc
                                            from June 1994 until the demerger of British Gas plc in
                                            1997. He is a member of the Supervising Board of Royal
                                            Ahold and was the Non-Executive Chairman of Dunlop
                                            Slazenger Group Ltd. from 1996 to December 2001. Formerly, he was Non-Executive Deputy Chairman of Bass plc from 1996 to 2001, and a Non-Executive Director of Marks & Spencer
                                            plc from 1996 to 2001.

Mike Alexander.......  Chief Operating      Mike Alexander joined British Gas plc in 1991, becoming
                       Officer              Director CIS and Eastern Europe (E&P) in 1992 and Managing
                                            Director of Public Gas Supply in 1994. He was the Managing
                                            Director of British Gas Trading until the end of 2001. On
                                            January 1, 2002 he was appointed Chief Operating Officer.
                                            He is also a Non-Executive Director of Associated British
                                            Foods plc. Formerly he was a Non-Executive Director of The
                                            Energy Saving Trust Limited from 1994 to 2002. He was
                                            previously with BP, where he held a variety of management
                                            positions, both in the UK and overseas.

Phillip Bentley......  Group Finance        Phillip Bentley joined Centrica plc in November 2000 from
                       Director             Diageo plc, where he was the Finance Director of
                                            Guinness-UDV. Prior to that, he was Group Treasurer and
                                            Director of Risk Management of Diageo plc from 1997, and
                                            Group Treasurer of Grand Metropolitan plc from 1995.
                                            Phillip was previously at BP, where he spent 15 years in
                                            senior Finance roles.

Roger Carr...........  Non-Executive        Roger Carr was appointed to the board in 2001. He is
                       Director             Chairman of Chubb plc, the senior Non-Executive Director of
                                            Six Continents plc and a Non-Executive Director of Cadbury
                                            Schweppes plc. He was previously Chief Executive of
                                            Williams plc until 2000 and Chairman of Thames Water from
                                            1994 to 2000. He is a member of the Industrial Development
                                            Advisory Board and the CBI Council.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND CITIZENSHIP       OFFICE(S)            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------  -----------------    -----------------------------------------------------------
Mark Clare...........  Deputy Chief         Mark Clare joined British Gas plc in March 1994 as Group
                       Executive and        Financial Controller, and was appointed Finance Director of
                       Managing Director    Centrica, in February 1997. On November 20, 2000, he was
                       British Gas          appointed Deputy Chief Executive and from January 1, 2002
                                            Managing Director of British Gas. He has been a
                                            Non-Executive Director of BAA plc since 2001 and of The
                                            Energy Saving Trust Limited since 2002. He was previously
                                            with STC plc, now part of Nortel, which he joined in 1989
                                            and where he held a number of senior finance positions.
                                            Prior to that, he spent 10 years with GEC-Marconi.

Roy Gardner..........  Chief Executive      Roy Gardner was appointed Finance Director of British Gas
                                            plc in November 1994. From November 1995, he had
                                            responsibility for the business units which subsequently
                                            formed Centrica. Prior to joining British Gas plc, he was
                                            Managing Director of GEC-Marconi Limited from 1992 to 1995 and a Director of GEC plc from 1994 to 1995 and a
                                            Non-Executive Director of Laporte plc from 1996 to 2001. He will be Non-Executive Chairman of Manchester United plc
                                            from March 31, 2002. He is President of Carers UK and
                                            Chairman of the Employers' Forum on Disability.

Sir Sydney             Non-Executive        Sir Sydney Lipworth was appointed to the Board on March 12,
  Lipworth...........  Director             1999. He is a trustee of the International Accounting
                                            Standards Committee Foundation and a Non-Executive Director
                                            of Carlton Communications Plc. He was Chairman of
                                            AstraZeneca plc from 1995 to April 1999 and Deputy Chairman of National Westminster Bank Plc from 1993 to March 2000.
                                            He is a former Chairman of the Financial Reporting Council,
                                            Chairman of the Monopolies and Mergers Commission and the
                                            Deputy Chairman of Allied Dunbar Assurance, of which he was co-founder.

Patricia Mann........  Non-Executive        Patricia Mann was a Non-Executive Director of British Gas
                       Director             plc from December 1995 until the demerger of British Gas
                                            plc in 1997. She was Vice President International of J
                                            Walter Thompson Co Ltd and remains a Director of JWT
                                            Trustees Ltd. She is on the Board of the UK Centre for
                                            Economic and Environmental Development and is a former
                                            Director of the Woolwich Building Society and Yale and
                                            Valor plc.

Sir Brian Shaw.......  Non-Executive        Sir Brian Shaw became a Non-Executive Director of Centrica
                       Director             in September 1999 following the acquisition of the
                                            Automobile Association, of which he was Non-Executive
                                            Chairman from 1995 to 1999. He is a former Chairman of the
                                            Port of London Authority, Chairman of Furness Withy from
                                            1973 to 1990 and of ANZ Grindlays Bank from 1987 to 1995.
                                            Sir Brian is an Elder Brother of Trinity House and a
                                            Bencher of Gray's Inn.

                                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
NAME AND CITIZENSHIP       OFFICE(S)            MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------  -----------------    -----------------------------------------------------------
Roger Wood...........  Managing Director    Roger Wood joined British Gas plc in April 1966 and was
                                            Managing Director of British Gas Services from 1997 until
                                            September 1999. He was then Managing Director Home & Road
                                            Services until the end of 2001. On January 1, 2002, he was appointed Managing Director, the AA. Previously, he was
                                            Director General of Matra Marconi Space N.V. from 1993 to
                                            1996.
Grant Dawson.........  Company Secretary    Grant Dawson is Company Secretary and General Counsel to
                       and General          Centrica since the demerger of British Gas, February 1997.
                       Counsel
Tony Kendall.........  Treasurer            Treasurer Centrica since the demerger of British Gas,
                                            February 1997.

                                   PURCHASER

NAME AND BUSINESS                                    PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT,
ADDRESS                                          MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
----------------------                       -----------------------------------------------------------
Nicholas Fulford......  Director and         Nick Fulford is Senior Vice-President, Business Development
                        President            of Direct Energy Marketing Limited, the principal North
                                             American subsidiary of Parent. He was with the British Gas
                                             Corporate Centre from 1993 until the demerger of British
                                             Gas in 1997. He is a member of the Direct Energy Marketing
                                             Limited Executive Committee and the North American Strategy
                                             Committee.

Facsimile copies of the Letter of Transmittal, properly executed and clearly delivered, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each stockholder of the Company or such stockholder's broker-dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                              THE BANK OF NEW YORK

           BY MAIL:                 FACSIMILE TRANSMISSION:      BY HAND OR OVERNIGHT COURIER:
                                  (FOR ELIGIBLE INSTITUTIONS
                                             ONLY)

 Tender & Exchange Department           (973) 247-4077           Tender & Exchange Department
        P.O. Box 11248                                          385 Rifle Camp Road, 5th floor
     Church Street Station                                        Receive and Deliver Window
 New York, New York 10286-1248                                      West Paterson, NJ 07424

                                     FOR CONFIRMATION ONLY
                                          TELEPHONE:
                                        (973) 247-4075

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and locations listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may also be obtained from the Information Agent. You may also contact your broker, dealer, commercial bank or trust company or other nominee for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                             D.F. KING & CO., INC.

                                77 Water Street
                               New York, NY 10005
                 Banks and Brokers Call Collect: (212) 269-5550
                   All Others Call Toll Free: (800) 290-6429

                      THE DEALER MANAGER FOR THE OFFER IS:

                                 MORGAN STANLEY

                       Morgan Stanley & Co. Incorporated
                                 1585 Broadway
                            New York, New York 10036
                                 (212) 761-8292